   As filed with the Securities and Exchange Commission on September 13, 2002

                                                  Registration No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------
                            Harken Energy Corporation
             (Exact name of registrant as specified in its charter)

               Delaware                               95-2841597
    (State or other jurisdiction of        (IRS Employer Identification No.)
    incorporation or organization)

                                 ---------------
                     580 WestLake Park Boulevard, Suite 600
                              Houston, Texas 77079
                                 (281) 504-4000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                A. Wayne Hennecke
                  Senior Vice President - Finance and Secretary
                            Harken Energy Corporation
                     580 WestLake Park Boulevard, Suite 600
                              Houston, Texas 77079
                                 (281) 504-4000

   (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------
                                    Copy to:
                                 Bill Greenhill
                              Haynes and Boone, LLP
                                 201 Main Street
                                   Suite 2200
                             Fort Worth, Texas 76102
                                 (817) 347-6600

                                 ---------------

     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the transactions described in the enclosed prospectus.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                 ---------------

                                               CALCULATION OF REGISTRATION FEE
=============================================================================================================================
  Title of Each Class of            Amount              Proposed Maximum        Proposed Maximum
     Securities to be                to be             Aggregate Offering      Aggregate Offering          Amount of
      Registered (1)              Registered         Price Per Security (2)         Price (2)         Registration Fee (1)
-----------------------------------------------------------------------------------------------------------------------------
Nontransferable Common
Stock Subscription Rights    32,267,385 rights (3)            $  (4)           $           (4)             $      (4)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.01 per share              95,238,096 shares (5)            $0.33            $31,428,571.68 (6)          $2,891.43
-----------------------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase
Rights                       95,238,096 rights           Not Applicable          Not Applicable            $      (7)
-----------------------------------------------------------------------------------------------------------------------------

                                                                               $31,428,571.68              $2,891.43
=============================================================================================================================

(1) This registration statement relates to (a) nontransferable subscription rights to purchase shares of common stock of Harken Energy Corporation, or the company, which subscription rights will be issued to holders of common stock, Series G1 preferred stock and Series G2 preferred stock of the company, (b) the shares of common stock deliverable upon exercise of nontransferable subscription rights pursuant to the rights offering, and
     (c) Preferred Stock Purchase Rights associated with each such share of common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the common stock as reported by the American Stock Exchange on September 12, 2002.

(3) This amount is based upon the number of outstanding shares of common stock and the number of shares of common stock issuable upon conversion of the Series G1 preferred stock and Series G2 preferred stock of the company as of September 13, 2002.

(4) The nontransferable subscription rights are being issued without consideration.

(5) This amount is based upon the maximum number of shares of common stock of the company issuable pursuant to the nontransferable subscription rights.

(6) Represents the gross proceeds from the assumed exercise of all nontransferable subscription rights issued.

(7) In accordance with Rule 457(g), no additional registration fee is required in respect of the Preferred Stock Purchase Rights.

                                 ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2002

                                   PROSPECTUS

                        95,238,096 Shares of Common Stock

                                     HARKEN
                               Energy Corporation

                                    ---------

     We are distributing at no charge to holders of our common stock, Series G1 preferred stock, and Series G2 preferred stock, nontransferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock owned (or in the case of the Series G1 preferred stock and Series G2 preferred stock, one subscription right for each share of common stock issuable upon conversion) as of ______________, 2002.

     Each subscription right will grant the right to purchase a number of shares of common stock equal to

     .    $10 million, divided by
     .    the subscription price, divided by
     . ______________, the number of shares of common stock outstanding plus the number of shares of common stock issuable upon conversion of the Series G1 preferred stock, and Series G2 preferred stock, on the record date.

     The subscription price for the subscription rights will equal 70% of the current market price of the common stock. We will determine the current market price of the common stock by averaging the closing price of the common stock on the American Stock Exchange for the 5 trading days immediately preceding the commencement of our offering, except that the current market price will be no greater than $0.50 per share or less than $0.15 per share. We will not distribute any fractional shares, but will round up the number of shares you receive.

     The rights will expire if they are not exercised by 5:00 p.m., New York City time, on ______________, 2002, the expected expiration date of this rights offering. You should carefully consider whether to exercise your subscription rights before the expiration date. Our board of directors is making no recommendation regarding your exercise of subscription rights. The subscription rights may not be sold or transferred except under the very limited circumstances described later in this prospectus.

     Lyford Investments Enterprises Ltd., a creditor of ours, has agreed that, in the event that stockholders other than Lyford subscribe for shares of common stock in an aggregate amount less than $10 million, it will act as a standby underwriter to purchase additional shares of our common stock at the subscription price to provide us with gross proceeds of $10 million.

     Shares of our common stock are traded on the American Stock Exchange under the symbol "HEC." On _____________, 2002, the last reported sales price for our common stock was $______ per share.

     An investment in our common stock is very risky. You should carefully consider the risk factors beginning on page 11 of this prospectus before exercising your subscription rights.

                             -----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             -----------------------

     The date of this prospectus is __________________, 2002.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING ...........................    1
SUMMARY ...................................................................    7
RISK FACTORS ..............................................................   11
RECENT DEVELOPMENTS .......................................................   25
USE OF PROCEEDS ...........................................................   26
CAPITALIZATION ............................................................   27
THE RIGHTS OFFERING .......................................................   27
DESCRIPTION OF CAPITAL STOCK ..............................................   37
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES .....................   42
DETERMINATION OF THE SUBSCRIPTION PRICE ...................................   44
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY ...........................   44
PLAN OF DISTRIBUTION ......................................................   45
LEGAL MATTERS .............................................................   46
EXPERTS ...................................................................   46
WHERE YOU CAN FIND MORE INFORMATION .......................................   47
FORWARD-LOOKING STATEMENTS ................................................   48

     You should rely only on the information in this prospectus and the additional information described under the heading "Where You Can Find More Information." We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and the additional information described under the heading "Where You Can Find More Information" were accurate on the date on the front cover of the prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:   What is the rights offering?

A: We are distributing to holders of our common stock, Series G1 preferred stock and Series G2 preferred stock, at no charge, nontransferable subscription rights at the rate of one subscription right for each share of common stock owned (or in the case of the Series G1 preferred stock and Series G2 preferred stock, one subscription right for each share of common stock issuable upon conversion) as of ______________, 2002, the record date.

Q:   Why are we engaging in a rights offering?

A: We are making this rights offering in order to raise $10 million in new capital to be used as follows:

     . to repay a $5 million loan, and interest on the loan, made by Lyford
       Investments Enterprises Ltd. ("Lyford") to us during 2002 that is evidenced by promissory notes with an interest rate of 10%, which are due by their terms in 2005 but must be prepaid upon completion of the rights offering,

     . to reduce our convertible debt that matures next year and/or other indebtedness, and

     . to generate additional working capital for our business.

     Our board of directors believes that the rights offering will ultimately strengthen our financial condition through generating additional cash, reducing our indebtedness, and increasing our stockholders' equity. See "Capitalization." In addition, the board of directors believes that the rights offering will, if consummated, permit stockholders an opportunity to purchase additional shares of common stock at a discount to the current market price of common stock at the time the rights offering commences. However, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

Q:   What is a subscription right?

A: Each subscription right is a right to purchase shares of our common stock. When you "exercise" a subscription right, you choose to purchase the number of shares of common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

Q:   How many shares will each subscription right entitle me to purchase?

A: Each subscription right will grant the right to purchase a number of shares equal to

     . $10 million divided by

     . the subscription price divided by

     . ______________, the number of shares of common stock outstanding plus the number of shares of common stock issuable upon conversion of the Series G1 preferred stock, and Series G2 preferred stock, on the record date.

     We will not distribute any fractional shares, but will round up the number of shares you receive.

Q:   What is the subscription price?

A: The subscription price for the subscription rights will equal 70% of the current market price of the common stock. We will determine the current market price of the common stock by averaging the closing price of the common stock on the American Stock Exchange for the 5 trading days immediately preceding the commencement of our offering, except that the current market price will be no greater than $0.50 per share or less than $0.15 per share.

     For example, if the average closing price of the common stock on Amex is $0.45 for the 5 trading days immediately preceding the commencement of our offering, the subscription price would equal 70% of $0.45, or $0.315. In this example, each subscription right would grant the right to purchase the number of shares of common stock equal to $10 million divided by $0.315 divided by ________________, or _________ shares. If you have 100 shares of common stock, you would have the right to purchase up to ________________ shares (or 100 times _______________, rounded up to ____________), at a price of $0.315 per share.

Q:   How long will the rights offering last?

A: You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., New York City time, on ______________, 2002, the subscription rights will expire. We may, in our discretion, decide to extend the rights offering. See "The Rights Offering - Expiration Date, Extensions and Termination."

Q:   Am I required to subscribe in the rights offering?

A:   No.

Q:   What happens if I choose not to exercise my subscription rights?

A: You will retain your current number of shares of common stock held directly by you (or indirectly by virtue of options, warrants and convertible preferred stock) even if you do not exercise your subscription rights. If you choose not to exercise your subscription rights, then the percentage of our common stock held directly by you (or indirectly by virtue of convertible preferred stock) will decrease because Lyford has agreed to act as a standby purchaser to purchase those shares. However, even if you choose to exercise your subscription rights in full, your percentage ownership of our common stock held directly by you (or indirectly by virtue of convertible preferred stock) could still decrease because we are also providing the subscription rights to holders of our convertible preferred stock. The magnitude of the reduction will depend upon the extent to which rights holders subscribe in the rights offering.

Q:   How do I exercise my subscription rights?

A: You must properly complete the attached subscription certificate and deliver it, along with the subscription price for the shares for which you are subscribing, to American Stock Transfer & Trust Company, the Subscription Agent, before 5:00 p.m., New York City time, on
     ______________, 2002. The address for the Subscription Agent is on page 31. See "The Rights Offering - Delivery of Subscription Materials and Payment."

Q: What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A: If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q: Will I be charged a sales commission or a fee by Harken if I exercise my subscription rights?

A: No. We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q:   Is exercising my subscription rights risky?

A: Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 11.

Q: May I transfer my subscription rights if I do not want to purchase any shares?

A: No. Should you choose not to exercise your subscription rights, you may not sell, give away or otherwise transfer your subscription rights. However, subscription rights will be transferable to affiliates of the recipient and by operation of law, for example, upon death of the recipient.

Q:   Is there an over-subscription privilege?

A: No, there is no right to subscribe for additional shares of our common stock unclaimed by other holders of subscription rights.

Q:   How much money will we receive from the rights offering?

A: If we sell all the shares being offered, we will receive gross proceeds of $10 million. We are offering shares in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all of the shares being offered. However, Lyford has agreed to purchase shares of common stock in the rights offering to provide us with gross proceeds of $10 million. Accordingly, even if Lyford is the only participant in the rights offering, we expect to receive gross proceeds of $10 million. See "The Rights Offering - Purchase Commitment of Lyford."

Q:   What is the role of Lyford in this offering?

A: Lyford has agreed that, in the event that stockholders other than Lyford subscribe for shares of common stock in an aggregate amount less than $10 million, it will act as a standby underwriter to purchase additional shares of our common stock at the subscription price to provide us with gross proceeds of $10 million. We refer to the commitment of Lyford to purchase shares of common stock as described in this prospectus as the "Standby Commitment."

     We owe a total principal amount of $5 million to Lyford, and Lyford owns a warrant to purchase 7 million shares of our subsidiary, Global Energy Development PLC. For a more complete description of the role of Lyford in the offering, see "The Rights Offering - Purchase Commitment of Lyford" and "Plan of Distribution."

     On September 6, 2002, we entered into a standby purchase agreement with Lyford that provides further detail regarding the Standby Commitment of Lyford. Under the terms of this agreement, we agreed to indemnify Lyford and its partners against claims and liabilities arising out of or based upon material misstatements or omissions made in this prospectus and the registration statement of which it forms a part.

Q:   How many shares will Lyford own after the offering?

A: If no stockholders other than Lyford exercise their subscription rights, Lyford will purchase up to 95,238,096 million shares in the offering (this amount does not include shares that Lyford will receive pursuant to the Standby Commitment; see "Recent Developments - Standby Purchase Agreement"). In that case, Lyford's ownership interest could be approximately 80.3%, and the ownership interest of the outstanding remaining stockholders could decrease to approximately 19.7%.

Q:   Are there any conditions to Lyford's Standby Commitment?

A: Yes. The obligation of Lyford to exercise its Standby Commitment will be subject to the following conditions:

        . the Registration Statement of which this prospectus is part must be declared effective, and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened;

        . we have provided a certificate to Lyford, certifying, among other things, that:

          . our representations and warranties in the standby purchase agreement were true on the date we signed the agreement and are true on the closing date of the Standby Commitment;

          . we have complied with all the agreements and satisfied all the conditions on our part to be performed or satisfied at or prior to the execution of the agreement or the closing date of the Standby Commitment, as applicable;

          . there is no stop order in effect (or, to our knowledge, threatened) with respect to the Registration Statement; and

          . there has been no material adverse change in our (and our subsidiaries') condition (financial or other), earnings, business, business prospects or properties, whether or not arising from transactions in the ordinary course of business;

        . there has not been any change, or any development involving a prospective change, in or affecting our business (including the results of operations or management) or our properties

         (including our subsidiaries) the effect of which is, in the reasonable judgment of Lyford, so material and adverse as to make it impractical or inadvisable to proceed with the offering or the delivery of the common stock;

       . we must mail the subscription certificates for the rights in a timely fashion;

       . we must advise Lyford from time to time as to the number of shares subscribed for and the number of unsubscribed shares, along with any other information requested by Lyford; and

       . trading in the common stock has not been suspended by the SEC or the Amex, or trading in securities generally on the Amex has not been suspended or limited.

Q:   Can the board of directors withdraw the rights offering?

A: Yes. The board of directors may decide to withdraw the rights offering at any time for any reason. If we withdraw the rights offering, any money received from subscribing stockholders will be refunded, without interest. See "The Rights Offering - Withdrawal and Amendment."

Q: Are there any conditions to the issuance of shares on the exercise of rights under the rights offering?

A:   Yes. The rights offering will be contingent upon its approval by our
     stockholders at our annual meeting to be held on            , 2002.

Q: If the rights offering is not completed, will my subscription payment be refunded to me?

A: Yes. The Subscription Agent will hold all funds it receives in escrow until completion of the rights offering. If the rights offering is not completed, the Subscription Agent will return promptly, without interest, all subscription payments.

Q: What is the board of directors' recommendation regarding the rights offering?

A: Our board of directors is not making any recommendation as to whether you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and Harken.

Q:   How many shares will be outstanding after the rights offering?

A: The number of shares of common stock that will be outstanding after the rights offering will depend on the subscription price. Assuming a minimum subscription price of $0.105 per share, we will issue 95,238,096 shares (not including any shares issued for fractional shares). Assuming a maximum subscription price of $0.35 per share, we will issue 28,571,429 shares (not including any shares issued for fractional shares). In each case, we would have the number of shares of common stock outstanding after the rights offering (based on the number of shares of common stock outstanding as of the record date) as set forth below:

         Subscription Price      Shares to be Issued     Shares Outstanding After Issuance
         ------------------      -------------------     ---------------------------------
               $0.105                 95,238,096
                $0.35                 28,571,429

Q: After I exercise my subscription rights, can I change my mind and cancel my purchase?

A: No. Once you send in your subscription certificate and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price. See "The Rights Offering - No Revocation" on page 34.

Q: What are the federal income tax consequences of exercising my subscription rights as a holder of common stock?

A: A holder of common stock should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. See "Certain United States Federal Income Tax Consequences" on page 42.

Q:   What should I do if I have other questions?

A: If you have questions or need assistance, please contact American Stock Transfer & Trust Company, the Subscription Agent, at (718) 921-8237, or one of the following persons at Harken, at (281) 504-4000: A. Wayne Hennecke, Senior Vice President - Finance and Secretary, Bruce N. Huff, President and Chief Operating Officer, Anna M. Williams, Executive Vice President and Chief Financial Officer, or Mikel D. Faulkner, Chief Executive Officer.

     For a more complete description of the rights offering, see "The Rights Offering" beginning on page 27.

                                     SUMMARY

         This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. This prospectus includes or incorporates by reference information about our business and our financial and operating data. Before making an investment decision, we encourage you to read the entire prospectus carefully, including the risks discussed under the "Risk Factors" section beginning on page 11. We also encourage you to review our financial statements and the other information we provide in the reports and other documents that we file with the SEC, as described under "Where You Can Find More Information" on page 47.

         In this prospectus, unless the context otherwise requires a different meaning, all references to "Harken," "we," "our," "us" or "our company" refer to Harken Energy Corporation and its subsidiaries.

Our Company

         Our company explores for, develops and produces oil and gas both domestically and internationally. Our domestic operations are primarily located in the onshore and offshore Gulf Coast regions of South Texas and Louisiana, in portions of West Texas and the Texas Panhandle. Our international operations are primarily concentrated in Colombia, Costa Rica, Peru and Panama.

         Our company was incorporated in 1973 in the State of California and reincorporated in 1979 in the State of Delaware. Our principal offices are located at 580 WestLake Park Boulevard, Suite 600, Houston, Texas 77079, and our telephone number is (281) 504-4000.

Risk Factors

         Exercise of the subscription rights issued in the rights offering, like any investment in the shares of our common stock, involves a high degree of risk, including risks relating to our operations, risks relating to the rights offering, risks associated with market conditions, and risks associated with our financial condition. A more detailed discussion of these risks is set forth under "Risk Factors," beginning on page 11 of this prospectus.

The Rights Offering

Subscription Rights ....................  We will distribute to holders of our common stock, Series G1 preferred
                                          stock and Series G2 preferred stock,
                                          at no charge, one nontransferable
                                          subscription right for each share of
                                          our common stock owned (or, in the
                                          case of the Series G1 preferred stock
                                          and Series G2 preferred stock, one
                                          subscription right for each share of
                                          common stock issuable upon conversion)
                                          of record on ______________, 2002. The
                                          subscription rights will be evidenced
                                          by a nontransferable subscription
                                          rights certificate.

Subscription Right .....................  Each subscription right will entitle the holder to purchase the number of
                                          shares of our common stock equal to:


                                              .   $10 million, divided by

                                              .   the subscription price,
                                                  divided by

                                              .    ______________, the number of
                                                  shares of common stock
                                                  outstanding plus the number of
                                                  shares of common stock
                                                  issuable upon conversion of
                                                  the Series G1 preferred stock,
                                                  and Series G2 preferred stock,
                                                  on the record date.

Standby Commitment of Lyford ...........  Lyford has agreed that, in the event that stockholders other than Lyford
                                          subscribe for shares of common stock
                                          in an aggregate amount less than $10
                                          million, it will act as a standby
                                          underwriter to purchase additional
                                          shares of our common stock at the
                                          subscription price to provide us with
                                          gross proceeds of $10 million.

Subscription Price .....................  The subscription price for the subscription rights will equal 70% of
                                          the current market price of the common
                                          stock. We will determine the current
                                          market price of the common stock by
                                          averaging the closing price of the
                                          common stock on the American Stock
                                          Exchange for the 5 trading days
                                          immediately preceding the commencement
                                          of our offering, except that the
                                          current market price will be no
                                          greater than $0.50 per share or less
                                          than $0.15 per share.

Cancellation of the Rights Offering ....  The board of directors may decide to cancel the rights offering at any time
                                          and for any reason. If we cancel the
                                          rights offering, any money received
                                          from subscribing stockholders will be
                                          refunded promptly, without interest.

Record Date ............................  ______________, 2002.

Expiration Date ........................  The subscription rights will expire, if not exercised, at 5:00 p.m., New
                                          York City time, on ______________,
                                          2002, unless we decide to extend the
                                          rights offering until some later time.

Non-transferability of Subscription
Rights .................................  The subscription rights are not transferable, except to an affiliate
                                          of the recipient and by operation of
                                          law.

Procedure for Exercising Subscription
Rights .................................  You may exercise your subscription rights by properly completing and
                                          signing your rights certificate. You
                                          must deliver your rights certificate
                                          with full payment of the subscription
                                          price to the Subscription Agent on or
                                          prior to the expiration date. If you
                                          use the mail, we recommend that you
                                          use insured, registered mail, return
                                          receipt requested. If you cannot
                                          deliver your rights certificate to the
                                          Subscription Agent on time, you may
                                          follow the guaranteed delivery
                                          procedures described under "The Rights
                                          Offering - Guaranteed Delivery
                                          Procedures" beginning on page 33.

No Revocation ..........................  Once you have exercised your subscription rights, your exercise may
                                          not be revoked. Subscription rights
                                          not exercised prior to the expiration
                                          of the rights offering will expire.

How Rights Holders Can Exercise
Subscription Rights Through Others .....  If you hold shares of our common stock through a broker, custodian bank or
                                          other nominee, we will ask your
                                          broker, custodian bank or other
                                          nominee to notify you of the rights
                                          offering. If you wish to exercise your
                                          subscription rights, you will need to
                                          have your broker, custodian bank or
                                          other nominee act for you.

                                          To indicate your decision, you should
                                          complete and return to your broker,
                                          custodian bank or other nominee the
                                          form entitled "Beneficial Owner
                                          Election Form." You should receive
                                          this form from your broker, custodian
                                          bank or other nominee with the other
                                          rights offering materials.

                                          You should contact your broker,
                                          custodian bank or other nominee if you
                                          believe you are entitled to
                                          participate in the rights offering but
                                          you have not received this form.

Foreign Stockholders ...................  Rights certificates will be mailed to rights holders whose addresses are
                                          outside the United States or who have
                                          an Army Post Office or Fleet Post
                                          Office address. To exercise such
                                          subscription rights, you must notify
                                          the Subscription Agent, and take all
                                          other steps that are necessary to
                                          exercise your subscription rights, on
                                          or prior to the expiration date of the
                                          rights offering. If the procedures set
                                          forth in the preceding sentence are
                                          not followed prior to the expiration
                                          date, your subscription rights will
                                          expire.

Certain United States Federal Income
Tax Consequences .......................  A holder of common stock should not recognize income or loss for federal
                                          income tax purposes in connection with
                                          the receipt or exercise of
                                          subscription rights in the rights
                                          offering. For a detailed discussion,
                                          see "Certain United States Federal
                                          Income Tax Consequences" beginning on
                                          page 42.

Issuance of Stock Certificates .........  We will issue certificates representing shares purchased in the
                                          rights offering to subscribing
                                          stockholders or to the Depository
                                          Trust Company on their behalf, as the
                                          case may be, as soon as practicable
                                          after the expiration of the rights
                                          offering.

No Recommendation to Rights
Holders ................................  We are not making any recommendations as to whether you should subscribe for
                                          shares of our common stock. You should
                                          decide whether to subscribe for shares
                                          based upon your own assessment of your
                                          best interests.

Amex Listing of Common Stock ...........  Our common stock is traded on the
                                          American Stock Exchange under the
                                          symbol "HEC." On September 12, 2002,
                                          the last trading day prior to our
                                          public announcement of the rights
                                          offering, the closing price of our
                                          common stock on the Amex was $0.31 per
                                          share. On ___________, 2002, the last
                                          trading day before the date of this
                                          prospectus, the closing price of our
                                          common stock on the Amex was $______
                                          per share.

Use of Proceeds ........................  We will use the proceeds of the offering as follows:

                                              .   to repay a $5 million loan,
                                                  and interest on the loan, made
                                                  by Lyford to us during 2002
                                                  that is evidenced by
                                                  promissory notes with an
                                                  interest rate of 10%, which
                                                  are due by their terms in 2005
                                                  but must be prepaid upon
                                                  completion of the rights
                                                  offering,

                                              .   to reduce our convertible debt
                                                  that matures next year and/or
                                                  other indebtedness, and

                                              .   to generate additional working
                                                  capital for our business.

Subscription Agent .....................  American Stock Transfer & Trust
                                          Company, (718) 921-8237.

         For additional information concerning the rights offering, see "The Rights Offering" beginning on page 27.

                                  RISK FACTORS

            This rights offering and an investment in the shares of our common stock involve a high degree of risk. Prior to making an investment decision, you should consider carefully all of the information in this prospectus and should evaluate the following risk factors.

Risks Relating to this Rights Offering:

The subscription price is not an indication of the value of Harken

            The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, earnings, financial condition or any other established criteria for value. As a result, you should not consider the subscription price as an indication of the current value of Harken or our common stock. We cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than the subscription price.

The rights offering may cause the price and liquidity of our common stock to decrease immediately, and this decrease may continue

            The subscription price will be established at an amount equal to 70% of the current market value of the common stock, as described in this prospectus. This discount, along with the number of shares we propose to issue and ultimately will issue if the rights offering is completed, may result in an immediate decrease in the market value and liquidity of the common stock. This decrease may continue after the completion of the rights offering.

The rights offering may result in a change in control of Harken

         If no stockholders other than Lyford exercise their subscription rights, Lyford will purchase up to 95,238,096 million shares in the offering (this amount does not include shares that Lyford will receive pursuant to the Standby Commitment; see "Recent Developments - Standby Purchase Agreement"). In that case, Lyford's ownership interest could be approximately 80.3%, and the ownership interest of the outstanding remaining stockholders could decrease to approximately 19.7%.

If you do not exercise all of your subscription rights, you may suffer significant dilution of your percentage ownership of our common stock

         This rights offering is designed to enable us to raise capital while allowing all stockholders on the record date to maintain their relative proportionate voting and economic interests. Lyford has agreed to purchase additional shares that are not subscribed for by other stockholders in the rights offering.

         To the extent that you do not exercise your subscription rights and shares are purchased by other stockholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted. For example, if you own 500,000 shares of common stock before the rights offering, or approximately 2.1% of Harken's equity, and you exercise none of your subscription rights while all other subscription rights are exercised by other stockholders, then your percentage ownership could be reduced to approximately 0.4%.

If you exercise your rights, you may be unable to sell any shares you purchase at a profit and your ability to sell may be delayed by the time required to deliver the stock certificates

         The public trading market price of our common stock may decline after you elect to exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.

You may not revoke your exercise of rights; we may cancel the rights offering

         Once you exercise your subscription rights, you may not revoke the exercise, even if less than all of the shares that we are offering are actually purchased. We may withdraw or terminate this rights offering in our discretion. If we elect to withdraw or terminate the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments.

You will incur immediate and potentially substantial net asset dilution

         Regardless of whether you exercise your rights to purchase shares of our common stock, you will incur immediate and potentially substantial dilution between the net book value per share of common stock after the offering and the subscription price. On a pro forma basis after taking into account the effect of the rights offering (but prior to any use of the proceeds of the rights offering other than the repayment of the $5 million loan to Lyford), and assuming a minimum subscription price of $0.105 and a maximum subscription price of $0.35, our book value per share as of June 30, 2002 would be as follows:

                   Summary of Proposed Rights Offering Impact
                            Net Book Value Per Share
                          Pro Forma as of June 30, 2002

                                                                       Pro Forma                    Pro Forma
                                         Historical as of           Assuming Maximum             Assuming Minimum
                                           June 30, 2002           Subscription Price           Subscription Price
                                        --------------------    -------------------------    -------------------------

Book value (in thousands) ............   $         8,805         $             18,805         $             18,805
Number of common shares outstanding ..        20,998,695                   51,284,410                  117,951,076
Book value per common share ..........   $         0.419         $              0.366         $              0.159

Notes: Pro Forma Book Value calculations assume $10 million offering proceeds prior to reduction for debt balances other than Lyford Loan balances required to be paid. Book value amounts could increase if cash proceeds are used to repurchase debt at a discount from face value.

         Pro Forma common shares outstanding include 1,714,286 shares to be issued to Lyford for Standby Commitment Fee plus a number of shares in the rights offering ranging from 28,571,429 to 95,238,096, depending on the Subscription Price.

To exercise your subscription rights, you need to act promptly and follow subscription instructions

         Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the Subscription Agent prior to ______________, 2002, the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the Subscription Agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our Subscription Agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Risks associated with our financial condition:

If estimates of our oil and gas reserve information are adjusted, our financial condition may suffer

         Our proved oil and gas reserve information is based upon criteria mandated by the SEC and represents only estimates. Our future production, revenues and expenditures with respect to such oil and gas reserves will likely be different from estimates and the differences may be material. If estimates of oil and gas reserves are greater than future production amounts, or if future production costs and expenditures are greater than estimates, our business, financial condition, and results of operations may be negatively affected.

         Our reserve estimates of future production volumes are based on underlying estimates of the accumulation of oil and gas and the economic recoverability of those volumes. Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions.

         Because all reserve estimates are to some degree subjective, each of the following items may prove to differ materially from those assumed in estimating reserves:

   .     the quantities of oil and gas that are ultimately recovered,

   .     the production and operating costs incurred,

   .     the amount and timing of future development expenditures, and

   .     future oil and gas sales prices.

         Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data.

         The estimated discounted future net cash flows described in our annual report on Form 10-K for the year ended December 31, 2001, incorporated by reference herein, should not be considered as the current market value of the estimated oil and gas reserves attributable to our properties from proved reserves. Such estimates are based on prices and costs as of the date of the estimate, in accordance with SEC requirements, while future prices and costs may be materially higher or lower and do not reflect the impact of sales of producing properties consummated during 2002.

We may require future waivers and amendments to our bank credit facility covenant requirements

         Our bank credit facility with Bank One, N.A. requires Harken, as well as certain of its subsidiaries (the "Borrowers") to maintain certain financial covenant ratios and requirements, as calculated on a quarterly basis. For the quarter ended June 30, 2002, Harken was not in compliance with its current ratio requirement. Harken received a waiver of the current ratio covenant for the quarter ended June 30, 2002. Due to the uncertainty of Bank One's November 1, 2002 borrowing base redetermination and whether additional waivers of Harken's current ratio requirement can be obtained from Bank One, the balance of the Bank One facility has been reflected as a current liability as of June 30, 2002.

         If Harken or the Borrowers are not in compliance with their bank financial covenant ratios or requirements in the future and are unable to obtain a waiver or amendment to the facility requirements, the credit facility would be in default and callable by Bank One. In addition, due to cross-default provisions in Harken's 5% European Note agreement, a majority of our debt obligations would become due in full if any debt is in default. Expectations of future operating results and continued compliance with financial covenants cannot be assured and our lenders' actions are not controllable by us. If our projections of future operating results are not achieved and future waivers or amendments of our current ratio covenant under the Bank One facility are not received and our debt is placed in default, we could experience a material adverse impact on our financial position and results of operations.

We have a history of losses and may suffer losses in the future

         We have reported losses in each of the last five years including a net loss of $41,023,000 for the year ended December 31, 2001 that was primarily caused by the writedown of Harken's oil and gas properties and the impairment of Harken's investment in Costa Rica. We have reported cumulative net losses of approximately $263 million over the last five years. Our ability to generate net income is strongly affected by, among other factors, the market price of crude oil and natural gas. If the market price of crude oil and natural gas declines, we may report additional losses in the future.

If estimated discounted future net cash flows decrease, we may be required to take additional writedowns

         We periodically review the carrying value of our oil and gas properties under applicable full-cost accounting rules. These rules require a writedown of the carrying value of oil and gas properties if the carrying value exceeds the applicable estimated discounted future net cash flows from proved oil and gas reserves. Given the volatility of oil and gas prices, it is reasonably possible that the estimated discounted future net cash flows could change in the near term. If oil and gas prices decline in the future, even if only for a short period of time, it is possible that additional writedowns of oil and gas properties could occur. Whether we will be required to take such a charge will depend on the prices for oil and gas at the end of any quarter and the effect of reserve additions or revisions, property sales and capital expenditures during such quarter.

         Because of oil and gas prices as of December 31, 2001, the net evaluated capitalized costs related to our domestic oil and gas properties exceeded the domestic cost ceiling which resulted in a non-cash writedown of our domestic oil and gas properties of approximately $14.4 million. Similarly, as of December 31, 2001, the net evaluated capital costs related to our Colombia oil properties also exceeded the Colombia cost ceiling, resulting in a non-cash writedown of our oil properties of approximately $4.3 million.

Risks associated with market conditions:

Our stock price is volatile

         Our stock price has been and is highly volatile, and we believe this volatility is due to, among other things,

   .     the results of our drilling,

   .     current expectations of our future revenue and earnings growth rates,

   .     commodity prices of oil and natural gas,

   . the progress and ultimate success of our capital plan, including our actions with respect to our 5% European Notes, and

   .     the volatility of the market in general.

We may issue additional shares of common stock that may dilute the value of our common stock to current stockholders and may adversely affect the market price of our common stock

         We may be required to issue approximately 1.5 million shares of common stock pursuant to our stock options and approximately 24.4 million shares of common stock pursuant to other securities exercisable or exchangeable or redeemable for, or convertible into, shares of common stock, particularly in the event of an increase in the market price of our common stock.

            In addition, we may issue shares of common stock in connection with the redemption of our 5% Senior Convertible Notes ("5% European Notes") which mature on May 26, 2003. We have actively pursued negotiated transactions, and continue to pursue negotiated transactions, to repurchase or exchange the 5% European Notes in advance of their maturity next year. Since the date of our Form 10-Q for June 30, 2002, we have continued to reduce the balance of the 5% European Notes through exchanges, repurchases and other additional forms of restructuring, such that as of the date of this prospectus, we have repurchased or exchanged approximately $51,900,000 of the 5% European Notes, leaving approximately $33,100,000 of the 5% European Notes issued and outstanding.

            The 5% European Notes allow us to redeem the notes by converting them into common stock. Beginning November 26, 2002, we may redeem up to 50% of the 5% European Notes in exchange for shares of common stock at a conversion price discussed below based on an average market price of common stock. On May 26, 2003, we may similarly redeem all 5% European Notes which remain outstanding for shares of common stock.

         If we elect to redeem the 5% European Notes for shares of common stock, each note will be redeemed for a number of shares of common stock equal to 115% of the principal value of the note to be redeemed, plus accrued and unpaid interest on the Note, divided by the average market price of the common stock over the 30 calendar days immediately preceding the date of the notice of the redemption. The number of shares that may be issued to redeem the 5% European Notes will vary significantly depending upon the average market price of common stock over the 30 days preceding the redemption notice, and the amount of the 5% European Notes to be redeemed. For example, if 5% European Notes had been converted on August 14, 2002, with an estimated conversion price of $0.30, for every

$1,000,000 of the 5% European Notes converted at this price, we would have been required to issue to the noteholders approximately 3.8 million shares of common stock. Therefore, if we redeem $20 million principal amount of the 5% European Notes at this price, we would be required to issue approximately 76 million shares of our common stock. In addition, if the entire $33,100,000 of outstanding 5% European Notes were redeemed at this price, we would be required to issue approximately 127 million shares of common stock. Such a large issuance of shares in connection with the redemptions of the 5% European Notes could result in substantial dilution of the presently outstanding common stock. Further, the number of new shares of common stock to be issued could result in a change of control of Harken.

         We are seeking stockholder approval of the issuance of shares of common stock to redeem up to $20 million principal amount of the 5% European Notes at
our annual meeting of stockholders to be held on            , 2002. However, in
obtaining such approval we are not obligated to redeem the maximum dollar amount of notes nor to issue any particular number of shares, and although we will continue to effect exchanges, repurchases, redemptions and other restructurings of the 5% European Notes as we deem most beneficial to Harken and its stockholders to reduce the principal amount of the 5% European Notes outstanding prior to their maturity, we cannot assure you that $20 million of the 5% European Notes will not be redeemed in shares of common stock. This redemption would result in a substantial dilution of the presently outstanding common stock and could result in a change in control of Harken.

         Also, even if stockholder approval is obtained, redemption of up to $20 million of the 5% European Notes may result in an issuance of shares that is in excess of the amount of shares currently authorized for issuance. In addition, any remaining outstanding principal balance could also require additional stockholder approval in order to be redeemed for shares of common stock. We cannot assure you that we would receive the required stockholder approval to redeem the entire amount of the outstanding notes. If we do not obtain required stockholder approvals, we could be subject to potential delisting of our common stock from the Amex.

         In addition, we may elect to issue a significant number of additional shares of common stock for financing or other purposes, which could result in a decrease in the market price of our common stock.

         There are currently several registration statements with respect to our common stock issued or issuable that are or will become effective, pursuant to which certain of our stockholders may sell up to an aggregate of 14.2 million shares of common stock. If the selling stockholders named in such registration statements sell all of the shares of common stock registered pursuant to such registration statements, such sales could result in a decrease in the market price of our common stock.

We may have an insufficient number of authorized shares of common stock to convert our 5% European Notes, which would cause us to restructure the notes or to pay for the notes at maturity. We may not be able to restructure the notes or have sufficient funds to pay for the notes at maturity.

            If our stock price were to decline significantly, our ability to convert a substantial amount of the 5% European Notes into common stock could be limited by the number of authorized but unissued shares of common stock.

         If there were an insufficient number of shares of common stock to redeem all of the then-outstanding 5% European Notes, we would have to obtain stockholder approval to increase our authorized common stock before we could redeem all such 5% Notes into common stock. Absent such stockholder approval, we would have to otherwise restructure the then-outstanding 5% European Notes, or pay the 5%

European Notes at maturity. We cannot assure you that, in such an event, we would be successful in restructuring our obligations under the then-outstanding 5% European Notes, or would have available sufficient funds to pay such 5% European Notes, in cash, upon maturity.

We have issued shares of preferred stock with greater rights than our common stock and may issue additional shares of preferred stock in the future

         We are permitted under our charter to issue up to ten million shares of preferred stock. We can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. As of the date hereof, we have outstanding 405,553 shares of Series G1 Preferred Stock and 93,150 shares of Series G2 Preferred Stock. These shares of preferred stock have rights senior to our common stock with respect to dividends and liquidation. In addition, such preferred stock may be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price of our common stock.

Our strategic plan includes the acquisition of additional reserves through business combinations

         Our strategic plan includes the acquisition of additional reserves, including through business combinations. We may not be able to consummate future business combinations on favorable terms. Additionally, future business combinations may not achieve favorable financial results.

         Future business combinations may also involve the issuance of shares of our common stock, which could have a dilutive effect on your interests as a stockholder. Furthermore, acquisitions may require substantial financial expenditures that will need to be financed through cash flow from operations or future debt and equity offerings by us. We may not be able to acquire companies or oil and gas properties using our equity as currency. In the case of cash acquisitions, we may not be able to generate sufficient cash flow from operations or obtain debt or equity financing sufficient to fund future acquisitions of reserves.

Risks associated with our operations:

Price fluctuations, markets and reserve values

         The results of our operations are highly dependent upon the prices received for our oil and natural gas production. Substantially all our sales of oil and natural gas are made in the spot market, or pursuant to contracts based on spot market prices, and not pursuant to long-term, fixed-price contracts. Accordingly, the prices received for our oil and natural gas production are dependent upon numerous factors beyond our control. These factors include, but are not limited to, the level of consumer product demand, governmental regulations and taxes, the price and availability of alternative fuels, the level of foreign imports of oil and natural gas, and the overall economic environment. Significant declines in prices for oil and natural gas could have a material adverse effect on our financial condition, results of operations and quantities of reserves recoverable on an economic basis. Should the industry experience significant price declines from current levels or other adverse market conditions, we may not be able to generate sufficient cash flow from operations to meet our obligations and make planned capital expenditures. Any significant decline in prices of oil or gas could have a material adverse effect on our financial condition and results of operations.

         In addition, prices in effect for oil and natural gas at December 31, 2001 were significantly lower than the average in effect a year earlier at December 31, 2000. The Securities and Exchange Commission ("SEC") requires that we report our oil and natural gas reserves using the price as of the last day of the year, and accordingly, the value of our oil and natural gas reserves as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, is significantly lower than the prior year value of our oil and natural gas reserves. In addition, using lower values in forecasting reserves will result in a shorter life being given to producing oil and natural gas properties because such properties, as their production levels are estimated to decline, will reach an uneconomic limit, with lower prices, at an earlier date.

Our operations require significant expenditures of capital that may not be recovered

         We require significant expenditures of capital in order to locate and acquire producing properties and to drill exploratory wells. In conducting exploration and development activities from a particular well, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful, potentially resulting in abandoning the well. This could result in a total loss of our investment. In addition, the cost and timing of drilling, completing and operating wells is difficult to predict.

The oil and gas we produce may not be readily marketable at the time of production

         Crude oil, natural gas, condensate, and other oil and gas products are generally sold to other oil and gas companies, government agencies and other industries. The availability of ready markets for oil and gas that we might discover and the prices obtained for such oil and gas depend on many factors beyond our control, including:

     .   the extent of local production and imports of oil and gas,

     . the proximity and capacity of pipelines and other transportation facilities,

     .   fluctuating demand for oil and gas,

     .   the marketing of competitive fuels, and

     . the effects of governmental regulation of oil and gas production and sales.

Natural gas associated with oil production is often not marketable due to demand or transportation limitations and is often flared at the producing well site. Pipeline facilities do not exist in certain areas of exploration and, therefore, any actual sales of discovered oil and gas might be delayed for extended periods until such facilities are constructed.

We may encounter operating hazards in our operations that may result in substantial loss

         We are also subject to operating hazards normally associated with the exploration and production of oil and gas, including, without limitation, blowouts, cratering, pollution, earthquakes, labor disruptions and fires. The occurrence of any such operating hazard could result in substantial losses to our company due to injury or loss of life and damage to or destruction of oil and gas wells, formations, production facilities or other properties. In accordance with customary industry practices, we maintain insurance coverage limiting financial loss resulting from certain of these operating hazards. Losses and liabilities arising from uninsured or underinsured events could reduce our revenues or increase our costs. There can be no assurance that any insurance will be adequate to cover losses or liabilities associated with operational hazards. We cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

Drilling oil and gas wells particularly in the Louisiana wetlands, the onshore regions of Texas and in Colombia, Costa Rica, Peru and Panama could be hindered by hurricanes, earthquakes and other weather-related operating risks

         Our operations in the Louisiana wetlands, the onshore regions of Texas and in Colombia, Costa Rica, Peru and Panama are subject to risks from hurricanes and other natural disasters. Damage caused by hurricanes, earthquakes or other operating hazards could result in substantial losses to our company. The occurrence of such an event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations.

We face strong competition from larger oil and gas companies

         The exploration and production business is highly competitive. Many of our competitors have substantially larger financial resources, staffs and facilities. Our competitors in the United States include numerous major oil and gas exploration and production companies and in Colombia, Peru and Panama include such major oil and gas companies as BP Amoco, Exxon/Mobil, Texaco/Shell, Conoco/Phillips and Arco. These major oil and gas companies are often better positioned to obtain the rights to exploratory acreage that we compete for.

Our operations are subject to various litigation

         Presently, various Harken subsidiaries are defendants in various litigation matters. The nature of Harken and its subsidiaries' operations also expose it to further possible litigation claims in the future. Although Harken and its subsidiaries each make every effort to avoid litigation, these matters are not totally within its control. There is risk that any matter in litigation could be adversely decided against Harken or its subsidiaries, regardless of their belief, opinion and position, which could have a material adverse effect on Harken's financial condition and results of operations. Litigation is highly costly and the costs associated with defending litigation could also have a material adverse effect on Harken's financial condition.

Our operations are subject to stringent environmental laws and regulations that may change

         Our operations are subject to stringent foreign, federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various substances that can be released into the environment, limit or prohibit construction or drilling activities on certain sensitive lands, and impose substantial liabilities for pollution resulting from former or current operations. Failure to comply with these laws and regulations may result in the imposition of administrative, civil and criminal penalties. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste management or cleanup requirements could result in substantial costs or loss of revenue for our company.

We may be subject to liability for failing to comply with environmental laws and regulations or for clean-up obligations related to our current or former properties

         While we believe that we are in substantial compliance with current environmental laws and regulations, we may incur substantial liability for failing to comply with such laws and regulations in the future.

         The Comprehensive Environmental Response, Compensation and Liability Act, referred to as CERCLA but also known as "Superfund," and comparable state laws impose liability without regard to fault or the legality of the original conduct on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site where the release occurred and companies who arrange for the disposal or transport of the hazardous substances found at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the released hazardous substances, for damages to natural resources, and for the costs of certain health studies. The Resource Conservation and Recovery Act, referred to as RCRA, generally does not regulate most wastes generated by the exploration and production of oil and gas. However, these wastes may be regulated as solid waste. Also, ordinary industrial wastes, such as paint wastes, waste solvents, and laboratory wastes, may be regulated as hazardous waste. We own or lease, and have in the past owned or leased, properties that have been used for the exploration and production of oil and gas. In addition, many of these properties have been operated by third parties whose treatment and release of hydrocarbons or other wastes were not under our control. These properties and the wastes disposed on these properties may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, we could be required to remove or remediate previously released wastes or property contamination.

         The Oil Pollution Act of 1990, referred to as OPA, pertains to the prevention of and response to spills or discharges of hazardous substances or oil into navigable water of the United States. Under OPA, a person owning or operating a facility or equipment from which there is a discharge or threat of a discharge of oil into or upon navigable waters or adjoining shorelines is liable, regardless of fault, as a "responsible party" for removal costs and damages. Federal law imposes strict, joint and several liability on facility owners for containment and clean-up costs and certain other damages, including natural resource damages arising from a spill. The OPA establishes a liability limit for onshore facilities of $350 million; however, a party cannot take advantage of this liability limit if the spill is caused by gross negligence or willful misconduct, if the spill resulted from a violation of a federal safety, construction, or operating regulation, or if a party fails to report a spill or cooperate in the cleanup. The Federal Water Pollution Control Act, also referred to as the Clean Water Act, and analogous state laws impose strict controls regarding the discharge of pollutants, including produced waters and other oil and gas wastes, into state waters or waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accord with the terms of a permit issued by EPA or the state. Federal regulations under the OPA and the Clean Water Act also require certain owners and operators of facilities that store or otherwise handle oil, such as us, to prepare and implement spill prevention, control and countermeasure plans and spill response plans relating to possible discharge of oil into surface waters.

Our foreign operations are subject to environmental laws and regulations and we have experienced some difficulty in getting appropriate permits and authorizations from foreign governments

         Our operations are subject to similar laws and regulations in Costa Rica, Colombia, Peru and Panama. While we believe that our operations are in substantial compliance with existing requirements of governmental bodies in these foreign countries, our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls in these foreign countries. Our current permits and authorizations and ability to get future permits and authorizations in these foreign countries may be susceptible, on a going forward basis, to increased scrutiny, greater complexity resulting in increased costs, or delays in receiving appropriate authorizations.

         Our exploration and production operations in Colombia, including well drilling and seismic activities, require specific federal and local environmental licenses and permits, the acquisition of which in the past has been subject to extensive delays. We may continue to experience similar delays in the future. Failure to obtain these licenses and permits in a timely manner may prevent us from obtaining financing for our projects.

Our Costa Rica operations have experienced significant adverse actions relating to obtaining necessary environmental permits in Costa Rica

         Harken, through its subsidiary, Global Energy Development PLC ("Global"), holds a 40% working interest in certain onshore and offshore properties on the Gulf Coast side of Costa Rica. Before a drilling permit may be granted in Costa Rica by the Costa Rican Ministry of Environment and Energy ("MINAE") for the previously announced and planned Moin well, the Costa Rican environmental agency, SETENA, must issue an environmental permit. All work, surveys and assessments necessary to request the issuance of the environmental permit were completed by Global and its partner in this project, and filed with SETENA. In March 2002, SETENA denied its approval of the requested environmental permit. Global's subsidiary, Harken Costa Rica Holdings ("HCRH," a Nevada limited liability company), filed an initial appeal related to this ruling by SETENA, which was rejected.

         In January 2002, the Costa Rica Constitutional Court rendered a published opinion in a suit that had been filed against another oil and gas operator and MINAE by certain environmental groups. In its opinion, in this case, the Constitutional Court of Costa Rica found, among other issues, that SETENA did not have the current authority to grant environmental permits. In addition, proposed legislation pending in the Costa Rica legislature seeks to abolish the Costa Rica government's rights to grant hydrocarbon exploration contracts. Due to the Costa Rica Constitutional Court decision discussed above, even though it did not directly involve HCRH or the Moin #2 well, as well as the pending legislation described above, Harken and Global believe that any further appeal by HCRH's to SETENA for reconsideration of its denial of the requested permit, or any similar recourse, will be unsuccessful. Further, recent political developments in Costa Rica, in the opinion of Harken and Global, severely limit the opportunity for future oil and gas exploration in Costa Rica. These significant adverse developments have resulted in Harken and Global fully impairing its investment in the Costa Rica project in its Consolidated Balance Sheet as of December 31, 2001.

Our foreign operations involve substantial costs and are subject to certain risks because the oil and gas industries in such countries are less developed

         The oil and gas industries in Colombia, Costa Rica, Peru and Panama are not as developed as the oil and gas industry in the U.S. As a result, our drilling and development operations in many instances take longer to complete and often cost more than similar operations in the U.S. The availability of technical expertise, specific equipment and supplies is more limited in Colombia, Costa Rica, Peru and Panama than in the U.S. We expect that such factors will continue to subject us to economic and operating risks not experienced in our domestic operations.

         We follow the full cost method of accounting for exploration and development of oil and gas reserves in which all of our acquisition, exploration and development costs are capitalized. Costs related to the acquisition, holding and initial exploration of oil and gas associated with our contracts in countries with no proved reserves are initially capitalized, including internal costs directly identified with acquisition, exploration and development activities. If we abandon all exploration efforts in a country where no proved reserves are assigned, all acquisition and exploration costs associated with the country are expensed. From time to time, we make assessments as to whether our investment within a country is impaired and whether exploration activities within a country will be abandoned based on our analysis of drilling results, seismic data and other information we believe to be relevant. Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment expenses are difficult to predict.

If we fail to comply with the terms of certain contracts related to our foreign operations, we could lose our rights under each of those contracts

         Terms of each of the Colombia Association Contracts, the Costa Rica Contract, the Peruvian Technical Evaluation Agreement and the Panamanian Technical Evaluation Agreement require that we perform certain activities in accordance with a prescribed timetable. Our failure to timely perform those activities as required could result in the loss of our rights under a particular contract, which would likely result in a significant loss to our company. As of the date of this prospectus, we were in compliance with the requirements of each of the Colombia Association Contracts, the Costa Rica Contract, the Peruvian Technical Evaluation Agreement and the Panamanian Technical Evaluation Agreement.

We may require significant additional financing for our foreign operations that may not be available

         We anticipate that full development of our existing and future oil and gas discoveries and prospects in Colombia, Costa Rica, Peru and Panama may take several years and may require extensive production and transportation facilities requiring significant additional capital expenditures. If we are unable to timely obtain adequate funds to finance these investments, our ability to develop oil and gas reserves in these countries may be severely limited or substantially delayed. Such limitations or delay would likely result in substantial losses for our company.

         We anticipate that amounts required to fund our foreign activities will be funded from our existing cash balances, asset sales, stock issuances, production payments, operating cash flows and from joint venture partners. We cannot assure you that we will have adequate funds available to finance our foreign operations.

Our foreign operations are subject to political, economic and other uncertainties

         We currently conduct significant operations in Colombia and Costa Rica, and may also conduct operations in Peru, Panama and other foreign countries in the future. At December 31, 2001, approximately 35% of our proved reserves and 26% of our consolidated revenues were related to Global's Colombian operations. Exploration and production operations in foreign countries are subject to political, economic and other uncertainties, including:

    . the risk of war, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs resulting in loss of revenue, property and equipment;

    . taxation policies, including royalty and tax increases and retroactive tax claims;

    . exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over international operations;

    . laws and policies of the United States affecting foreign trade, taxation and investment; and

    . the possibility of being subjected to the jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

         Central and South America and certain other regions of the world have a history of political and economic instability. This instability could result in new governments or the adoption of new policies, laws or regulations that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign-owned assets. Any such activity could result in a significant loss to our company.

Guerrilla activity in Colombia could disrupt or delay our operations, and we are concerned about safeguarding our operations and personnel in Colombia

         Colombia's 37-year armed conflict between the government and leftist guerrilla groups has escalated in recent years. The current government's quest for peace was unsuccessful. The breakdown of peace negotiations has resulted in increased military action by the Colombian government directed against the rebel groups operating in Colombia. Unless the parties determine to return to peace negotiations, the military confrontation with the rebel groups is expected to continue. Also, the increased activity of right-wing paramilitary groups, formed in opposition to the left-wing FARC and ELN groups, has contributed to the escalation in violence. The increase in violence has affected business interests in Colombia. Targeting such enterprises as symbols of foreign exploitation, particularly in the North of the country, the rebel groups have attempted to hamper production of hydrocarbons. The cumulative effect of escalation in the armed conflict and the resulting unstable political and security situation has led to increased risks and costs and the downgrading of Colombia's country risk rating. Our oil and gas operations are in areas outside guerrilla control and with the exception of its increased security requirements, our operations continue mostly unaffected, although from time to time, guerilla activity in Colombia has delayed our projects there. This guerilla activity has increased over the last few years, causing delays in the development of our fields in Colombia. Guerilla activity, such as road blockades, has also from time to time slowed our deployment of workers in the field and affected our operations. In addition, guerillas could attempt to disrupt the flow of our production through pipelines. In addition to these security issues, we have also become the subject of media focus in Colombia that may further compromise our security position in the country.

         Our company and the Colombian government have taken steps to maintain security and favorable relations with the local population. These steps have included the hiring of security to patrol our facilities, and programs to provide local communities with health and educational assistance. We anticipate continuing these steps throughout the term of our operations in Colombia.

         Our operating plans in Colombia are continuing, subject to the ongoing monitoring of these security developments. Global has responded to recent increased security concerns in Colombia by implementing a number of operating changes, including replacing its field operating personnel with outsource personnel. We are also continuing to analyze and upgrade our security procedures. We cannot assure you that these attempts to reduce or prevent guerilla activity will be successful or that guerilla activity will not disrupt operations in the future. We also cannot assure you that we can maintain the safety of our operations and personnel in Colombia or that this violence will not affect our operations in the future. Continued or heightened security concerns in Colombia could also result in a significant loss to our company.

The United States government may impose economic or trade sanctions on Colombia that could result in a significant loss to our company

         Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. Although Colombia was so certified in 2001, there can be no assurance that, in the future, Colombia will receive certification or a national interest waiver. The failure to receive certification or a national interest waiver may result in any of the following:

    . all bilateral aid, except anti-narcotics and humanitarian aid, would be suspended;

    . the Export-Import Bank of the United States and the Overseas Private Investment Corporation would not approve financing for new projects in Colombia;

    . U.S. representatives at multilateral lending institutions would be required to vote against all loan requests from Colombia, although such votes would not constitute vetoes; and

    . the President of the United States and Congress would retain the right to apply future trade sanctions.

Each of these consequences could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with our operations there. Any changes in the holders of significant government offices could have adverse consequences on our relationship with the Colombian national oil company and the Colombian government's ability to control guerrilla activities and could exacerbate the factors relating to our foreign operations discussed above.

         Any sanctions imposed on Colombia by the U.S. government could threaten our ability to obtain necessary financing to develop the Colombian properties or cause Colombia to retaliate against us, including by nationalizing our Colombian assets. Accordingly, the imposition of the foregoing economic and trade sanctions on Colombia would likely result in a substantial loss to our company and a decrease in the price of our common stock. We cannot assure you that the United States will not impose sanctions on Colombia in the future or predict the effect in Colombia that these sanctions might cause.

We may suffer losses from exchange rate fluctuations

         We account for our Colombian, Costa Rican, Peruvian and Panamanian operations using the U.S. dollar as the functional currency. The costs associated with our exploration efforts in Colombia, Costa Rica, Peru and Panama have typically been denominated in U.S. dollars. We expect that a substantial portion of our future Colombian revenues may be denominated in Colombian pesos. To the extent that the amount of our revenues denominated in Colombian pesos is greater than the amount of costs denominated in Colombian pesos, we could suffer a loss if the value of the Colombian peso were to drop relative to the value of the U.S. dollar. Any substantial currency fluctuations could have a material adverse effect on our results of operations.

Government agencies in Colombia, Costa Rica, Peru and Panama may take action resulting in an increase in our costs, delays in our operations or the termination or suspension of our operations

         We are required to obtain an environmental permit or approval from the governments in Colombia, Costa Rica, Peru and Panama prior to conducting seismic operations, drilling a well or constructing a pipeline in such foreign locations. Our operations in foreign countries have been delayed in the past and could be delayed in the future through the process of obtaining an environmental permit. Compliance with these laws and regulations may increase our costs of operations, as well as further restrict our foreign operations.

         Costa Rica has implemented policies and laws with a high level of attention to the protection of its ecological areas and environment. As a result, HCRH's operations in Costa Rica are subject to much greater control, scrutiny and restrictions than are usually encountered in international exploration operations. Due to such additional regulations and requirements in Costa Rica, as well as recent rulings by Costa Rica government agencies, HCRH will likely not be able to continue operations in Costa Rica for the foreseeable future.

                               RECENT DEVELOPMENTS

Standby Purchase Agreement

         On September 6, 2002, we entered into a Standby Purchase Agreement with Lyford that defines our rights and obligations, and the rights and obligations of Lyford, with respect to Lyford's participation in this offering. The Standby Purchase Agreement obligates us to sell, and requires Lyford to subscribe for and purchase from us, a number of shares of common stock equal to the Shortfall divided by the subscription price per share. The "Shortfall" is the amount by which $10,000,000 exceeds the aggregate subscription price to be paid by stockholders of the Company (other than Lyford) who subscribe for and purchase shares in the offering.

         As compensation to Lyford for its Standby Commitment, we agreed to pay Lyford on September 18, 2002, a Standby Commitment Fee of $600,000, paid in shares of the common stock (the "Standby Commitment Fee Shares"), with each such share being attributed a value of $0.35. Consequently, on September 18, 2002, we will issue 1,714,286 shares of common stock to Lyford.

         The obligation of Lyford to exercise its Standby Commitment will be subject to the following conditions:

         . the Registration Statement of which this prospectus is part must be declared effective, and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened;

         . we have provided a certificate to Lyford, certifying, among other things, that:

           . our representations and warranties in the standby purchase agreement were true on the date we signed the agreement and are true on the closing date of the Standby Commitment;

           . we have complied with all the agreements and satisfied all the conditions on our part to be performed or satisfied at or prior to the execution of the agreement or the closing date of the Standby Commitment, as applicable;

           . there is no stop order in effect (or, to our knowledge, threatened) with respect to the Registration Statement; and

           . there has been no material adverse change in our (and our subsidiaries') condition (financial or other), earnings, business, business prospects or properties, whether or not arising from transactions in the ordinary course of business;

         . there has not been any change, or any development involving a prospective change, in or affecting our business (including the results of operations or management) or our properties (including our subsidiaries) the effect of which is, in the reasonable judgment of Lyford, so material and adverse as to make it impractical or inadvisable to proceed with the offering or the delivery of the common stock;

         . we must mail the subscription certificates for the rights in a timely fashion;

         . we must advise Lyford from time to time as to the number of shares subscribed for and the number of unsubscribed shares, along with any other information requested by Lyford; and

         . trading in the common stock has not been suspended by the SEC or the Amex, or trading in securities generally on the Amex has not been suspended or limited.

         We will notify Lyford if the rights offering will not occur, was not approved by the stockholders or was terminated by us. In such an event, the Standby Purchase Agreement will terminate (except for certain sections). In such event, Lyford will be entitled to retain one-half of the Standby Commitment Fee Shares. Within thirty (30) days from the termination date, Lyford will either
(x) return the other half of the Standby Commitment Fee Shares to us, or (y) retain the other half of the Standby Commitment Fee Shares and remit to us $300,000.

         Under the terms of the Standby Purchase Agreement, we agreed to indemnify Lyford and its members against claims and liabilities arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in this prospectus, the registration statement of which it forms a part, any amendment or supplement thereto, or arising out of the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. We also agreed to reimburse Lyford and its members for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such actions or claims asserting liabilities against them.

                                 USE OF PROCEEDS

         We will use $5 million of the proceeds of the rights offering to repay a $5 million loan, and interest on the loan, made by Lyford to us during 2002 that is evidenced by promissory notes with an interest rate of 10%, which are due by their terms in 2005 but must be prepaid upon completion of the rights offering. The proceeds from the loan from Lyford was and will be used to repurchase convertible indebtedness of Harken.

         We will use the remaining net proceeds to reduce our convertible debt that matures next year and/or other indebtedness, and to generate additional working capital for our business.

                                 CAPITALIZATION

         The following table shows our capitalization as of June 30, 2002. The table also shows our capitalization as adjusted for the completion of the rights offering, including application of net proceeds as described under the heading "Use of Proceeds," assuming that we receive offering proceeds of $10 million, net of expenses, and assuming the minimum subscription price of $0.105. The current liabilities could decrease further if cash proceeds are used to repurchase debt at a discount from face value, depending on the amount of any such discount.

                                                                  June 30, 2002
                                                       ----------------------------------
                                                         As Reported         Adjustments         Pro Forma
                                                       ------------------------------------------------------

Current liabilities ...............................    $     55,978,000    $ (10,000,000)      $   45,978,000
                                                       ================    =============       ==============
Long-term debt:
   Convertible notes payable ......................    $     12,318,000                        $   12,318,000
   Bank credit facilities .........................                  --                                    --
   Accrued preferred stock dividends ..............           5,629,000                             5,629,000
   Other long-term obligations ....................           4,856,000                             4,856,000
                                                       ----------------                        --------------
        Total debt ................................          78,781,000                            78,781,000

Minority interest in consolidated subsidiary ......           1,948,000                             1,948,000
                                                       ----------------                        --------------
Stockholders' equity:
   Series G1 preferred stock ......................             424,000                               424,000
   Series G2 preferred stock ......................              94,000                                94,000
   Common stock ...................................             215,000          952,000            1,067,000
   Additional paid-in capital .....................         386,880,000        9,048,000          395,928,000
   Accumulated deficit ............................        (377,108,000)                         (377,108,000)
   Accumulated other comprehensive income .........            (267,000)                             (267,000)
   Treasury stock, at cost ........................          (1,433,000)                           (1,433,000)
                                                       ----------------    -------------       --------------
        Total stockholders' equity ................           8,805,000       10,000,000           18,805,000
                                                       ----------------    -------------       --------------
Total capitalization ..............................    $     87,526,000    $          --       $   87,526,000
                                                       ================    =============       ==============

                               THE RIGHTS OFFERING

         Before exercising any subscription rights, you should read carefully the information set forth under "Risk Factors" beginning on page 11 of this prospectus.

The Subscription Rights

         We will distribute to the holders of record of our common stock, Series G1 preferred stock and Series G2 preferred stock on ______________, 2002 at no charge, one nontransferable subscription right for each share of our common stock they own (or, in the case of the Series G1 preferred stock and Series G2 preferred stock, one subscription right for each share of common stock issuable upon conversion). The subscription rights will be evidenced by rights certificates. Each subscription right will entitle the holder to purchase at the subscription price the number of shares of our common stock equal to $10 million divided by the subscription price divided by ______________ (the number of shares of common stock outstanding plus the number of shares of common stock issuable upon conversion of the Series G1 preferred stock, and Series G2 preferred stock, on the record date). You are not required to exercise any or all of your subscription rights.

     If, pursuant to your exercise of your subscription right, the number of shares of common stock you are entitled to receive would result in your receipt of fractional shares, the number of shares issued to you will be rounded up to the nearest whole share.

The Subscription Price

     The subscription price for the subscription rights will equal 70% of the current market price of the common stock. We will determine the current market price of the common stock by averaging the closing price of the common stock on the American Stock Exchange for the 5 trading days immediately preceding the commencement of our offering, except the current market price will be no greater than $0.50 per share or less than $0.15 per share.

Expiration Date, Extensions and Termination

     You may exercise your subscription right at any time before 5:00 p.m., New York City time, on ______________, 2002, the expiration date for the rights offering under certain circumstances. We may extend the time for exercising the subscription right. If you do not exercise your subscription rights before the expiration date, your unexercised subscription rights will be null and void. We will not be obligated to honor your exercise of subscription rights if the Subscription Agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, except when you have timely transmitted the documents under the guaranteed delivery procedures described below.

     We may extend the expiration date by giving oral or written notice to the Subscription Agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

Reasons for the Rights Offering

     The rights offering will generate $10 million in additional capital for Harken. As described above, these proceeds are intended to be used to repay our $5 million loan from Lyford and to reduce our convertible debt that matures next year and/or other indebtedness, and to generate additional working capital for our business. To the extent we are unable to reduce our indebtedness due next year prior to its maturity, we will have to pay such notes, redeem the notes by converting them into common stock, or otherwise restructure the notes. There can be no assurance that we would be successful in restructuring our obligations under the then-outstanding notes, or would have available sufficient funds to pay such notes in cash upon maturity.

     Our board of directors believes that the rights offering is in the best interest of Harken and its stockholders. Our board of directors believes that the rights offering will ultimately strengthen our financial condition through generating additional cash, reducing our indebtedness, and increasing our stockholders' equity. See "Capitalization." In addition, the board of directors believes that the rights offering will, if consummated, permit stockholders an opportunity to purchase additional shares of common stock at a discount to the current market price of common stock at the time the rights offering commences. However, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

Purchase Commitment of Lyford

     Lyford has agreed that, in the event that stockholders other than Lyford subscribe for shares of common stock in an aggregate amount less than $10 million, it will act as a standby underwriter to purchase additional shares of our common stock at the subscription price to provide us with gross proceeds of $10 million. As compensation for its commitment, on September 18, 2002, we will issue 1,714,286 shares of common stock to Lyford. See "Recent Developments - Standby Purchase Agreement."

     On September 6, 2002, we entered into a standby purchase agreement with Lyford which provides further detail regarding the Standby Commitment of Lyford. Under the terms of this agreement, we agreed to indemnify Lyford and its members against claims and liabilities arising out of or based upon material misstatements or omissions made in this prospectus and the registration statement of which it forms a part. See "Recent Developments - Standby Purchase Agreement."

     On July 15, 2002 and August 29, 2002, we borrowed an aggregate of $5,000,000 from Lyford in exchange for the issuance of two promissory notes in an aggregate of $5,000,000 (the "Promissory Notes"). The Promissory Notes provided that the principal was to be repaid in two installments, consisting of a payment of $3,000,000 due on July 15, 2005 and a payment of $2,000,000 due on August 29, 2005. Interest on the Promissory Notes was to be paid quarterly, at the rate of 10% per annum, beginning December 15, 2002 and was to continue until all principal and interest was paid in full. The Promissory Notes are unsecured.

     In addition to the Promissory Notes, Lyford has a warrant to purchase 7,000,000 shares of our subsidiary, Global Energy Development PLC, at a price of 50 pence per share. This warrant expires in 2005. As of the date of this prospectus, Lyford owns no shares of our common stock, and affiliates of Lyford own an aggregate of _______________ shares of our common stock. As noted above, we have agreed to issue Lyford 1,714,286 shares of common stock as a standby purchaser commitment fee.

     Upon the consummation of this offering we will repay to Lyford the entire unpaid principal and interest due under both the Promissory Notes.

     Depending on the total amount of shares purchased in the offering by our stockholders other than Lyford, Lyford may purchase up to all of the shares of our common stock available in this offering pursuant to its Standby Commitment. If our other stockholders purchase all of the shares offered for sale, Lyford will not purchase any shares pursuant to the Standby Commitment. Lyford has advised us that it intends to retain any shares purchased in this offering for investment purposes. See "Plan of Distribution," at page 45. The rate of return that Lyford will receive from its investment in our common stock will, unlike its previous debt position, fluctuate based upon the market price of our common stock. On ___________________, 2002, the last reported sale price of our common stock was $______ per share.

Non-transferability of the Subscription Rights

     Except in the limited circumstances described below, only you may exercise your subscription rights. You may not sell, give away or otherwise transfer your subscription rights.

     Notwithstanding the foregoing, you may transfer your subscription rights to any affiliate of yours

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

and your subscription rights also may be transferred by operation of law; for example, a transfer of subscription rights to the estate of the recipient upon the death of the recipient would be permitted. If the subscription rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.

Withdrawal and Amendment

     We reserve the right to withdraw or terminate this rights offering at any time for any reason. In the event that this offering is withdrawn or terminated, all funds received from subscriptions by stockholders will be returned. Interest will not be payable on any returned funds.

     We reserve the right to amend the terms of this rights offering. If we make an amendment that we consider significant, we will:

  . mail notice of the amendment to all stockholders of record as of the record date;

  .  extend the expiration date by at least ten days; and

  . offer all subscribers no less than ten days to revoke any subscription already submitted.

     The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

Conditions to the Rights Offering

     The rights offering will be contingent upon its approval by our
stockholders at our annual meeting to be held on            , 2002.

Method of Subscription - Exercise of Subscription Rights

     You may exercise your subscription rights by delivering the following to the Subscription Agent, at or prior to 5:00 p.m., New York City time, on ______________, 2002, the date on which the subscription rights expire:

  . your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

  . your full subscription price payment for each share subscribed for under your subscription right.

Method of Payment

     Payment for the shares must be made by check or bank draft (cashier's check) drawn upon a U.S. bank or a money order payable to "American Stock Transfer & Trust Company, as Subscription Agent" or by wire transfer of immediately available funds to the account maintained by the Subscription Agent at the Chase Manhattan Bank, ABA #021000021, Account No. _________________. In the case of persons acquiring shares at an aggregate subscription price of $1,000,000 or more, an alternative payment method may be arranged with the Subscription Agent and approved by us.

     Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer. Payment will be deemed to have been received by the Subscription Agent only upon:

  .  receipt and clearance of any uncertified check;

  . receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank, any money order or any funds transferred by wire transfers; or

  .  receipt of good funds in the Subscription Agent's account designated above.

     Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of ______________, 2002 to ensure that the Subscription Agent receives cleared funds before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.

Delivery of Subscription Materials and Payment

     You should deliver your rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the Subscription Agent by one of the methods described below:

                  By mail, by hand or by overnight courier to:

                     American Stock Transfer & Trust Company
                             Attention: Rights Agent
                                 59 Maiden Lane
                              New York, N.Y. 10038

     The Subscription Agent's telephone number is (718) 921-8237, and its facsimile number is (718) 234-5001.

     Your delivery to an address other than the address set forth above will not constitute valid delivery.

Calculation of Subscription Rights Exercised

     If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the Subscription Agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the expiration date of the rights offering.

Your Funds Will be Held by the Subscription Agent Until Shares of Common Stock are Issued

     The Subscription Agent will hold your payment of the subscription price payment in a segregated account with other payments received from other rights holders until we issue your shares to you.

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

Signature Guarantee May be Required

     Your signature on each rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the Subscription Agent, unless:

  . your rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

  .  you are an eligible institution.

Notice to Beneficial Holders

     If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on ______________, 2002, the record date for the rights offering, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the Subscription Agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date for the rights offering, provided that, you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled "Nominee Holder Certification" which we will provide to you with your rights offering materials.

Beneficial Owners

     If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your subscription rights, you should contact your nominee and request it to effect the transaction for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you.

Instructions for Completing your Rights Certificate

     You should read and follow the instructions accompanying the rights certificate(s) carefully.

     If you want to exercise your subscription rights, you should send your rights certificate(s) with your subscription price payment to the Subscription Agent. Do not send your rights certificate(s) or subscription price payment to us.

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

     You are responsible for the method of delivery of your rights certificate(s) with your subscription price payment to the Subscription Agent. If you send your rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the Subscription Agent prior to the time the rights offering expires.

Determinations Regarding the Exercise of your Subscription Rights

     We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your subscription rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

     Neither we nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

Regulatory Limitation

     We will not be required to issue to you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

Guaranteed Delivery Procedures

     If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the Subscription Agent on or before the time your subscription rights expire, you may exercise your subscription rights by the following guaranteed delivery procedures:

  . deliver your subscription price payment in full for each share you subscribed for under your subscription rights in the manner set forth under "- Delivery of Subscription Materials and Payment" on page 31 to the Subscription Agent on or prior to the expiration date;

  . deliver the form entitled "Notice of Guaranteed Delivery," substantially in the form provided with the "Instructions as to Use of Harken Energy Corporation Rights Certificates" distributed with your rights certificates at or prior to the expiration date; and

  . deliver the properly completed rights certificate evidencing your rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the Subscription Agent within three business days following the date of your Notice of Guaranteed Delivery.

     Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to Use of Harken Energy Corporation Rights Certificates, which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions which are members of, or participants in, a signature guarantee program acceptable to the Subscription Agent.

     In your Notice of Guaranteed Delivery, you must state:

  .  your name;

  . the number of subscription rights represented by your rights certificates and the number of shares of our common stock you are subscribing for under your subscription right; and

  . your guarantee that you will deliver to the Subscription Agent any rights certificates evidencing the subscription rights you are exercising within three business days following the date the Subscription Agent receives your Notice of Guaranteed Delivery.

     You may deliver your Notice of Guaranteed Delivery to the Subscription Agent in the same manner as your rights certificates at the address set forth above under "- Delivery of Subscription Materials and Payment" on page 31. You may alternatively transmit your Notice of Guaranteed Delivery to the Subscription Agent by facsimile transmission (Facsimile No.: (718) 234-5001). To confirm facsimile deliveries, you may call (718) 921-8237.

     The Subscription Agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. Please call (718) 921-8237 to request any copies of the form of Notice of Guaranteed Delivery.

No Revocation

     Once you have exercised your subscription rights, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of the rights offering will expire.

Procedures for DTC Participants

     We expect that your exercise of your subscription rights may be made through the facilities of the Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC to transfer your subscription rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for, and your subscription price payment for each share you subscribed for pursuant to your subscription rights.

     No change will be made to the cash subscription price by reason of changes in the trading price of our common stock prior to the closing of the rights offering.

Foreign or Other Stockholders

     Rights certificates will be mailed to rights holders whose addresses are outside the United States or who have an Army Post Office or Fleet Post Office address. To exercise such subscription rights, you must notify the Subscription Agent, and take all other steps that are necessary to exercise your subscription rights, on or prior to the expiration date of the rights offering. If the procedures set forth in the preceding sentence are not followed prior to the expiration date, your subscription rights will expire.

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

No Board Recommendation

     An investment in shares of our common stock must be made according to each investor's evaluation of its own best interests. Accordingly, our board of directors makes no recommendation to rights holders regarding whether they should exercise their rights.

Shares of Common Stock Outstanding after the Rights Offering

     Upon the issuance of the shares of common stock offered in the rights offering, a maximum of 120,383,189 shares of common stock will be issued and outstanding. This would represent an approximate 414% increase in the number of outstanding shares of common stock. If you do not fully exercise your subscription rights but others do, the percentage of common stock that you hold will decrease.

Effects of Rights Offering on our Stock Option Plans and Other Convertible Securities

     As of September 13, 2002, there were outstanding options to purchase approximately 1.5 million shares of common stock issued or committed to be issued pursuant to stock options granted by Harken. None of the outstanding options have antidilution or other provisions of adjustment to exercise price or number of shares which will be automatically triggered by the rights offering. Each outstanding and unexercised option will remain unchanged and will be exercisable for the same number of shares of common stock and at the same exercise price as before the rights offering. Further, as of September 13, 2002, we may be required to issue approximately 24.4 million shares of common stock pursuant to securities exercisable or exchangeable or redeemable for, or convertible into, shares of common stock. These securities have antidilution or other provisions of adjustment to exercise price or number of shares which will be automatically triggered by the rights offering.

Other Matters

     We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from rights holders who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions you will not be eligible to participate in the rights offering.

Fees and Expenses

     We will pay all fees charged by the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither Harken nor the Subscription Agent will pay such expenses.

Issuance of Stock Certificates

     Stock certificates for shares purchased in this rights offering will be issued as soon as practicable after the expiration date. Our Subscription Agent, American Stock Transfer & Trust Company, will deliver subscription payments to us only after consummation of this rights offering and the issuance of stock certificates to our stockholders that exercised rights. Unless you instruct otherwise in your subscription certificate form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

 Subscription Agent

     We have appointed American Stock Transfer & Trust Company as Subscription Agent for the rights offering. We will pay the fees and certain expenses of the Subscription Agent, which we estimate will total $_____________. Under certain circumstances, we may indemnify the Subscription Agent from certain liabilities that may arise in connection with the rights offering.

                                    Important

     Please carefully read the instructions accompanying the subscription certificate and follow those instructions in detail. Do not send subscription certificates directly to us. You are responsible for choosing the payment and delivery method for your subscription certificate, and you bear the risks associated with such delivery. If you choose to deliver your subscription certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment prior to ______________, 2002. Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier's check or money order.

If You Have Questions

     If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the Instructions as to the Use of Harken Energy Corporation Rights Certificates or the Notice of Guaranteed Delivery, you should contact either the Subscription Agent or Harken at the following addresses and telephone numbers:

                     American Stock Transfer & Trust Company
                             Attention: Rights Agent
                                 59 Maiden Lane
                              New York, N.Y. 10038
                            Telephone: (718) 921-8237

                                       or

                            Harken Energy Corporation
                     580 WestLake Park Boulevard, Suite 600
                              Houston, Texas 77079
                          Attention: A. Wayne Hennecke
                                 (281) 504-4000

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

     Harken's Certificate of Incorporation (as amended, the "Certificate of Incorporation") authorizes the issuance of 225,000,000 shares of common stock, par value $0.01 per share. As of September 13, 2002, there were 23,430,807 shares of common stock issued and held of record by approximately 19,000 stockholders. As of such date, there were 552,900 shares of common stock held in the treasury.

     The shares of common stock are equal in all respects. Each issued and outstanding share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. The Certificate of Incorporation permits cumulative voting of shares for any election of directors, however, it does not permit preemptive rights to stockholders to acquire additional shares. The Certificate of Incorporation makes no provisions with respect to subscription or conversion rights, redemption privileges, or sinking funds with respect to shares of common stock. The common stock presently issued and outstanding is fully paid and non-assessable.

     The number of directors constituting the full board of directors of Harken has been established as nine, in accordance with Harken's Bylaws. The Certificate of Incorporation provides that the number of directors be divided into Classes A, B and C, with staggered terms of three years each. The Class A, B and C terms expire in 2003, 2004 and 2005, respectively. Each of the Class A, B and C directorships consists of three positions. As noted above, the holders of Harken common stock are entitled to cumulate their votes in the election of directors by voting the total number of shares of Harken common stock held by them multiplied by the number of directors to be elected. Because Harken's board of directors is divided into classes, Harken's stockholders do not have the ability to cumulate their vote with respect to the entire number of board members at each annual meeting, but only with respect to the number of nominees for the particular class of directors to be elected. Further, the classification of the board of directors could create impediments or otherwise discourage persons from attempting to gain control of Harken because the director terms do not all expire at the same time, thereby making it difficult to replace all of the directors at any one annual meeting. Further, as a result of stockholders having the right to cumulate their votes in the election of directors, minority stockholders might be able to elect at least one director in an election for directors for a particular class, which also might impede or otherwise discourage persons attempting to gain control of Harken.

     Upon liquidation, dissolution or winding up of the affairs of Harken, holders of common stock are entitled to receive pro rata all of the assets of Harken available for distribution to stockholders, after payment of any liquidation preference on any preferred stock outstanding at the time. Subject to the rights of holders of Preferred Stock (as defined below), dividends on the common stock may be paid if, as and when declared by the board of directors out of funds legally available therefor. Harken does not anticipate declaring or paying any cash dividend on the common stock in the foreseeable future.

Authorized Preferred Stock

     Harken's Certificate of Incorporation authorizes the board of directors, without first obtaining the approval of the holders of common stock, to issue up to 10,000,000 shares of preferred stock, par value of $1.00 per share ("Authorized Preferred Stock"). The Authorized Preferred Stock may be issued in one or more series, and Harken's board of directors is authorized to establish the terms and conditions of such series including, but not limited to (i) the designation and number of shares constituting each series, (ii) the dividend rate payable, if any, and whether such dividends are cumulative or non-cumulative, (iii) voting rights, if any, (iv) redemption rights, if any, (v) conversion or preference rights, if any and (vi) any other rights and qualifications, preferences, and limitations or restrictions of the shares of such series. In addition to the series of preferred stock described below, Harken has four series of preferred stock authorized for issuance, no shares of which were outstanding as of the date of this prospectus.

     Series E Junior Preferred. On April 6, 1998, the board of directors of Harken declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock. The dividend was paid on April 17, 1998 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from Harken one one-thousandth of a share of Series E Junior Participating Preferred Stock, par value $1.00 per share, of Harken (the "Series E Preferred Stock") at a price of $35.00 per one one-thousandth of a share of Series E Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of April 6, 1998 (as amended the "Rights Agreement"), between Harken and American Stock Transfer & Trust Company, as successor Rights Agent (the "Rights Agent"). The Board of Directors amended the Rights Agreement effective on June 18, 2002, and on August 27, 2002 to exempt the Rights Agreement from applying to the holders of the European Notes and the Benz Notes and to Lyford under certain circumstances.

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of common stock or (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of common stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the common stock certificates outstanding as of the Record Date, by such common stock certificate together with a copy of a Summary of Rights to Purchase Shares of Series E Preferred Stock of Harken Energy Corporation (the "Summary of Rights") that was mailed to the holders of such stock as of the Record Date.

     The Rights Agreement provides that, until the Distribution Date (or earlier expiration of the Rights), the Rights will be transferred with and only with the common stock. Until the Distribution Date (or earlier expiration of the Rights), new common stock certificates issued after the Record Date upon transfer or new issuances of common stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier expiration of the Rights), the surrender for transfer of any certificates for shares of common stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights, will also constitute the transfer of the Rights associated with the shares of common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on April 6, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by Harken, in each case as described below.

     The Purchase Price payable, and the number of shares of Series E Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series E Preferred Stock, (ii) upon the grant to holders of the Series E Preferred Stock of certain rights or warrants to subscribe for or purchase Series E Preferred Stock at a price, or securities convertible into Series E Preferred Stock with a conversion price, less than the then-current market price of the Series E Preferred Stock or (iii) upon the distribution to holders of the Series E Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series E Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights is also subject to adjustment in the event of a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

     Shares of Series E Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series E Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $10.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, dissolution or winding up of Harken, the holders of the Series E Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000.00 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. Each share of Series E Preferred Stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of common stock are converted or exchanged, each share of Series E Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the Series E Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series E Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of common stock having a market value of two times the exercise price of the Right.

     In the event that, after a person or group has become an Acquiring Person, Harken is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the person with whom Harken has engaged in the foregoing transaction (or its parent) which at the time of such transaction have a market value of two times the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding shares of common stock, the board of directors of Harken may exchange the Rights (other than Rights owned by such Acquiring Person which will have become void), in whole or in part, for shares of common stock or Series E Preferred Stock (or a series of Harken's preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of common stock, or a fractional share of Series E Preferred Stock (or other preferred stock) equivalent in value thereto, per Right.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Series E Preferred Stock or common stock will be issued (other than fractions of Series E Preferred Stock which are integral multiples of one one-thousandth of a share of Series E Preferred Stock, which may, at the election of Harken, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the Series E Preferred Stock or the common stock.

     At any time prior to the time an Acquiring Person becomes such, the board of directors of Harken may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     For so long as the Rights are then redeemable, Harken may, except with respect to the redemption price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, Harken may, except with respect to the redemption price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

     Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of Harken, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Harken in certain circumstances. Accordingly, the existence of the Rights may deter certain acquirors from making takeover proposals or tender offers. The Rights should not interfere with any merger or other business combination approved by the board of directors of Harken since the board of directors may, at its option, at any time prior to the time an Acquiring Person becomes such, redeem all but not less than all the then outstanding Rights at $0.01 per Right.

     For the purposes of the Rights Agreement, the board of directors has established the Series E Preferred Stock with 175,000 authorized shares, none of which were outstanding as of the date of this Offering Circular, from the shares of preferred stock the board of directors is authorized pursuant to Harken's Certificate of Incorporation to establish and issue by resolution without any further stockholder approval. Shares of the Series E Preferred Stock may be purchased pursuant to the terms and conditions of the Rights Agreement. Rights and privileges of the Series E Preferred Stock are set forth in the form of Certificate of Designation which is included as an Exhibit to the Rights Agreement that is an Exhibit to the Current Report on Form 8-K of Harken dated April 6, 1998. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

     Series G1 Preferred. On August 25, 2000, the Harken board of directors approved the authorization and issuance of up to 240,000 shares of a new series of convertible preferred stock. The Series G1 Convertible Preferred Stock (the "Series G1 Preferred"), which was issued in October 2000, has a liquidation value of $100 per share, and is convertible at the holder's option into Harken common stock at a conversion price of $12.50 per share, subject to adjustment in certain circumstances (the "Series G1 Preferred Conversion Price"). The Series G1 Preferred is also convertible by Harken into shares of Harken common stock if for any period of twenty consecutive trading days, the average of the closing prices of Harken common stock during such period has equaled or exceeded the Target Price. The Target Price is initially defined as the Series G1 Preferred Conversion Price multiplied by 110% (or $13.75 per share of Harken common stock) and is reduced by an additional $1.10 per share on each anniversary of the closing date, but not less than a minimum Target Price of $8.10 per share of Harken common stock.

The holders of Series G1 Preferred have no voting rights except as required by law, in which case they are entitled to one vote per share, and there are no preemptive rights associated with the Series G1 Preferred.

     The Series G1 Preferred holders shall be entitled to receive dividends at an annual rate equal to $8 per share when, as and if declared by the Harken board of directors. All dividends on the Series G1 Preferred are cumulative and payable semi-annually in arrears, payable on June 30 and December 30. At Harken's option, dividends may also be payable in Harken common stock at $12.50 per share of Harken common stock. Harken also may redeem the Series G1 Preferred in whole or in part for cash at any time at $100 per share plus any accrued and unpaid dividends. In addition, on or after June 1, 2004, Harken may further elect, in any six-month period, to redeem up to 50% of the outstanding Series G1 Preferred with shares of Harken common stock valued at an average market price, and using a redemption value of the Series G1 Preferred that includes a 5% to 10% premium based on the market capitalization of Harken at the time of redemption. As of September 13, 2002, there were 405,553 shares of Series G1 Preferred outstanding.

     Series G2 Preferred Stock. In July 2001, Harken issued 95,800 shares of its Series G2 Convertible Preferred Stock (the "Series G2 Preferred"), in exchange for its 5% Notes due May 26, 2002, in the face amount of $9,580,000. Harken's board of directors approved the authorization and issuance of up to 400,000 shares of Series G2 Preferred, which has a liquidation value of $100 per share, and is convertible at the holder's option into Harken common stock at a conversion price of $3.00 per share, subject to adjustment in certain circumstances (the "Series G2 Preferred Conversion Price"). The Series G2 Preferred is also convertible by Harken into shares of Harken common stock if for any period of twenty consecutive calendar days, the average of the closing prices of Harken common stock during such period shall have equaled or exceeded $3.75 per share. The holders of Series G2 Preferred have no voting rights except as required by law, in which case they are entitled to one vote per share, and there are no preemptive rights associated with the Series G2 Preferred.

     The Series G2 Preferred holders shall be entitled to receive dividends at an annual rate equal to $8 per share when, as and if declared by the Harken board of directors. All dividends on the Series G2 Preferred are cumulative and payable semi-annually in arrears, payable on June 30 and December 30. At Harken's option, dividends may also be payable in Harken common stock at $3.00 per share of Harken common stock. Harken may also redeem the Series G2 Preferred in whole or in part for cash at any time at $100 per share plus any accrued and unpaid dividends. In addition, on or after June 1, 2004, Harken may further elect, in any six month period, to redeem up to 50% of the outstanding Series G2 Preferred with shares of Harken common stock valued at an average market price, and using a redemption value of the Series G2 Preferred that includes a 5% to 10% premium based on the market capitalization of Harken at the time of redemption. As of September 13, 2002, there were 93,150 shares of Series G2 Preferred outstanding.

Private Warrants

     Harken has issued certain private warrants (the "Private Warrants") as compensation for services rendered in connection with a transaction. At September 13, 2002, Harken had outstanding 223,607 Series 99A Warrants exercisable at a price of $25.00 per share.

Delaware Law with Respect to Business Combinations

     Harken is subject to the "business combination" statute of the DGCL.
Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (a) prior to such date the board of directors of the corporation approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder," (b) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholders." An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

Rights Plan

     On April 6, 1998, Harken's board of directors adopted a Stockholder Rights Plan in which Rights were distributed as a dividend at the rate of one Right for each share of common stock, par value $0.01 per share, of Harken held by stockholders of record, as of the close of business on April 17, 1998. The Rights trade in tandem with the common stock unless there is an event which triggers the Rights Plan making them exercisable. Once becoming exercisable, the Rights will trade separate from the common stock and may be exchanged under the terms of the Rights Plan for preferred stock or other securities as may be determined by the Board at that time. The Rights Plan is designed to deter certain types of unfair takeover tactics and to prevent an acquiror from gaining control of Harken without offering a fair price to all of Harken's stockholders. The Rights will expire on April 6, 2008. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of Harken's common stock (with certain exceptions) or commences a tender or exchange offer to acquire a total of 15% or more of the common stock. See "- Preferred Stock - Series E Junior Preferred."

Transfer Agent and Registrar

     The transfer agent and registrar for the common stock and preferred stock is American Stock Transfer & Trust Company, and the address is 59 Maiden Lane, Plaza Level, New York, New York 10038.

Reports to Stockholders

     The Company furnishes its stockholders with annual reports containing audited financial statements and such other periodic reports as Harken may determine to be appropriate or as may be required by law. Copies of any such recent reports are available upon request from the Solicitation Agent or Harken.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of certain federal income tax consequences of the rights offering to holders of common stock that hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date of this prospectus, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons, which is defined as a citizen or resident of the United States, a domestic partnership, a domestic corporation, any estate (other than a foreign estate), and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Generally, for federal income tax purposes an estate is classified as a "foreign estate" based on the location of the estate assets, the country of the estate's domiciliary administration, and the nationality and residency of the domiciliary personal representative.

          This discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including, holders of outstanding preferred stock, options or warrants, holders who are dealers in securities or foreign currency, foreign persons (defined as all persons other than U.S. persons), insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

          We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. Accordingly, each holder of common stock should consult its tax advisor with respect to the particular tax consequences of the rights offering or the related share issuance to such holder.

          The federal income tax consequences for a holder of common stock on a receipt of subscription rights under the rights offering should be as follows:

     . A holder should not recognize taxable income for federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

     . Except as provided in the following sentence, the tax basis of the subscription rights received by a holder in the rights offering should be zero. If either (a) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or
          (b) the holder elects, by attaching a statement to its federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of such common stock to the subscription rights, then upon exercise of the subscription rights, the holder's tax basis in the common stock should be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. A holder's holding period for the subscription rights received in the rights offering should include the holder's holding period for the common stock with respect to which the subscription rights were received.

     . A holder that allows the subscription rights received in the rights offering to expire should not recognize any gain or loss, and the tax basis of the common stock owned by such holder with respect to which such subscription rights were distributed should be equal to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

     . A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering.

     . The tax basis of the common stock acquired through exercise of the subscription rights should equal the sum of the subscription price for the common stock and the holder's tax basis, if any, in the subscription rights as described above.

     . The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

                     DETERMINATION OF THE SUBSCRIPTION PRICE

          Our board of directors set all of the terms and conditions of the rights offering, including the subscription price. In establishing the subscription price, our board of directors considered the following factors in establishing the subscription price: the strategic alternatives available to us for raising capital, the market price of our common stock before and after the announcement of the rights offering, our business prospects and general conditions in the securities markets. The subscription price, however, does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value.

          We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the offering. You should not consider the subscription price as an indication of the value of Harken or our common stock. We cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than the subscription price. On _______________, 2002, the last reported sale price of our common stock was $_________ per share.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Price Range of Common Stock

          Since March 18, 1991, Harken common stock has been listed on the American Stock Exchange and traded under the symbol HEC.

          The following table sets forth, for the periods indicated, the reported high and low closing sales prices of Harken common stock on the American Stock Exchange Composite Tape, as restated for the effect of the one-for-ten reverse stock split effected on November 7, 2000.

                                                                        Prices
                                                           ------------------------------
           Year                Quarter Ended                    High             Low
           ----                -------------                    ----             ---
           2000        March 31 .........................    $ 15.00          $  6.25
                       June 30 ..........................      10.00             5.63
                       September 30 .....................       9.38             6.25
                       December 31 ......................       6.88             2.38

           2001        March 31 .........................    $  6.97             3.05
                       June 30 ..........................       3.59             2.27
                       September 30 .....................       2.39             1.50
                       December 31 ......................       1.75             0.86

           2002        March 31 .........................    $  1.28          $  0.88


                       June 30 ...................................   0.90        0.36
                       September 30 (through September 12,
                       2002) .....................................   0.47        0.25

Dividends

     Harken has not paid any cash dividends on common stock since its organization and it is not contemplated that any cash dividends will be paid on shares of common stock in the foreseeable future.

                              PLAN OF DISTRIBUTION

     We are offering shares of our common stock directly to you pursuant to this rights offering. We have not employed any brokers, dealers or underwriters (other than Lyford) in connection with the solicitation or exercise of subscription rights in this rights offering and no commissions, fees or discounts will be paid in connection with it. Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commissions or compensation for such services other than their normal employment compensation.

     Depending on the total amount of shares purchased in the offering by our stockholders other than Lyford, Lyford may purchase up to 95,238,096 shares of our common stock pursuant to its Standby Commitment. See the discussion of Lyford's Standby Commitment at "The Rights Offering - Standby Commitment of Lyford." Lyford has advised us that it does not intend to resell any shares of common stock acquired in the offering, but rather intends to retain such shares for investment purposes. Lyford has advised us that it does not currently have any plans or proposals with respect to any extraordinary corporate transactions involving Harken or any sale of its assets or any change in its board of directors, management, capitalization, dividend policy, charter or bylaws, or any other change in its business or corporate structure or with respect to the delisting or deregistration of any of its securities. Lyford has also advised us, however, that any determination to retain its interest in Harken will be subject to the continuing evaluation by the individual members of Lyford of pertinent factors related to its investment in us. Depending upon the continuing assessment of these factors from time to time, Lyford may change its present intentions and may determine to acquire additional shares of common stock (by means of open market or privately negotiated purchases or otherwise) or to dispose of some or all of the shares of common stock or warrants held by Lyford and its partners. In connection with the Rights Offering Lyford will agree to exercise the Rights distributed to it in the Rights Offering.

     On July 15, 2002 and August 29, 2002, we borrowed an aggregate of $5,000,000 from Lyford in exchange for the issuance of two promissory notes in an aggregate of $5,000,000 (the "Promissory Notes"). The Promissory Notes provided that the principal was to be repaid in two installments, consisting of a payment of $3,000,000 due on July 15, 2005 and a payment of $2,000,000 due on August 29, 2005. Interest on the Promissory Notes was to be paid quarterly, at the rate of 10% per annum, beginning December 15, 2002 and was to continue until all principal and interest was paid in full. The Promissory Notes are unsecured.

     In addition to the Promissory Notes, Lyford has a warrant to purchase 7,000,000 shares of our subsidiary, Global Energy Development PLC, at a price of 50 pence per share. This warrant expires in 2005. As of the date of this prospectus, Lyford owns no shares of our common stock, and affiliates of Lyford own an aggregate of _______________ shares of our common stock.

     Upon the consummation of this offering we will repay to Lyford the entire unpaid principal and interest due under both the Promissory Notes.

     We have agreed to indemnify Lyford against certain liabilities incurred in connection with the offering, including liabilities under the Securities Act of 1933, as amended.

     As compensation to Lyford for its Standby Commitment, we agreed to pay Lyford on September 18, 2002, a Standby Commitment Fee of $600,000, paid in the Standby Commitment Fee Shares, with each such share being attributed a value of $0.35. We will notify Lyford if the rights offering will not occur, was not approved by the stockholders or was terminated by us. In such an event, the Standby Purchase Agreement will terminate (except for certain sections). In such event, Lyford will be entitled to retain one-half of the Standby Commitment Fee Shares. Within thirty (30) days from the termination date, Lyford will either
(x) return the other half of the Standby Commitment Fee Shares to us, or (y) retain the other half of the Standby Fee Shares and remit to us $300,000.

     We will pay American Stock Transfer & Trust Company, as Subscription Agent, a fee of $_____________ plus expenses and also have agreed to indemnify under certain circumstances the Subscription Agent from any liability they may incur in connection with this rights offering.

     On or about ______________, 2002, we will distribute the rights and copies of this prospectus to the holders of record of our common stock on the record date. If you wish to exercise your rights and subscribe for newly-issued shares of our common stock, you should follow the procedures described under "The Rights Offering - Method of Subscription - Exercise of Subscription Rights." The subscription rights are non-transferable.

     Shares of Harken's common stock received through the exercise of subscription rights will be traded on the Amex under the symbol "HEC" as our currently outstanding shares of common stock now trade.

                                  LEGAL MATTERS

     The legality of the common stock offered hereby will be passed upon by the law firm of Haynes and Boone, LLP, Fort Worth, Texas.

                                     EXPERTS

     The consolidated financial statements of Harken Energy Corporation at December 31, 2001 and for the year then ended appearing in Harken Energy Corporation's Annual Report (Form 10-K) for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, and at December 31, 2000, and for each of the two years in the period ended December 31, 2000, by Arthur Andersen LLP, independent auditors, as set forth in their respective reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     Our oil and gas reserves in the United States have been reviewed by our independent reserve engineers, Netherland, Sewell & Associates, Inc., as stated in their report thereon. Harken's disclosures of its domestic oil and gas reserves included in its Form 10-K for the year ending December 31, 2001, have been presented in reliance upon the authority of such firm as experts in petroleum engineering.

     Our oil and gas reserves in Colombia have been reviewed by our independent reserve engineers, Ryder Scott Company, as stated in their report thereon. Harken's disclosures of its oil and gas reserves in Colombia included in its Form 10-K for the year ending December 31, 2001, have been presented in reliance upon the authority of such firm as experts in petroleum engineering.

     We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to us naming it in this prospectus as having certified our consolidated financial statements for the two years ended December 31, 2000, as required by Section 7 of the Securities Act. Accordingly, Arthur Andersen will not have any liability under Section 11 of the Securities Act of 1933 for any false and misleading statements and omissions contained in this prospectus, including the financial statements incorporated by reference, and any claims against Arthur Andersen related to any such false and misleading statements and omissions may be limited.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements and other information concerning our company can be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file information electronically, including our company. Our common stock is listed on the American Stock Exchange. These reports, proxy statements and other information can also be read and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

     The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC after the date on the cover of this prospectus will automatically be deemed to update and supercede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, until all of the securities described in this prospectus are sold:

  .  our annual report on Form 10-K for the year ended December 31, 2001;

  . our quarterly report on Form 10-Q for the quarter ended March 31, 2002, as amended;

  .  our quarterly report on Form 10-Q for the quarter ended June 30, 2002;

  . the description of our common stock contained in our registration statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description; and

  . the description of our preferred stock purchase rights as contained in our registration statement on Form 8-A, filed with the SEC on April 7, 1998, including all amendments and reports filed for the purpose of updating such description.

     This prospectus is part of a registration statement filed with the SEC. This prospectus does not contain all the information contained in the registration statement. The full registration statement can be obtained from the SEC. This prospectus contains a general description of our company and the securities being offered for sale. You should read this prospectus together with the additional information incorporated by reference.

     You can request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following:

                            Harken Energy Corporation
                     580 WestLake Park Boulevard, Suite 600
                              Houston, Texas 77079
                          Attention: A. Wayne Hennecke
                            Telephone: (281) 504-4000

                           FORWARD-LOOKING STATEMENTS

     We believe that certain statements contained or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are considered prospective. The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

  . statements before, after or including the words "may," "will," "could," "should," "believe," "expect," "future," "potential," "anticipate," "intend," "plan," "estimate" or "continue" or the negative or other variations of these words; and

  .  other statements about matters that are not historical facts.

     We may be unable to achieve the future results covered by the forward-looking statements. The statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the future results that the statements express or imply. See "Risk Factors." Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

       The expenses in connection with the registration of the shares of common stock covered by this prospectus are set forth in the following table. All amounts except the registration fee are estimated:

        Securities and Exchange Commission registration fee .... $         2,891
        Amex listing fee .......................................          22,500
        Printing and engraving expenses ........................          25,000
        Accounting fees and expenses ...........................          15,000
        Legal fees and expenses ................................          35,000
        Subscription Agent fees and expenses ...................          15,000
        Miscellaneous ..........................................           5,000
                                                                 ---------------
            Total .............................................. $       120,391
                                                                 ---------------


Item 15.  Indemnification of Directors and Officers.

       Under Section 145 of the General Corporation Law of the State of Delaware ("Delaware Law"), a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and settlements in nonderivative suits, actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware law, however, provides that such person must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers. Indemnification is mandatory to the extent a claim, issue or matter has been successfully defended.

       Article Ten of our certificate of incorporation and Article VII of our bylaws provide, in general, that we shall indemnify our directors and officers under certain of the circumstances defined in Section 145. We have entered into agreements with each member of our board of directors pursuant to which it will advance to each director costs of litigation in accordance with the indemnification provisions of our Certificate of Incorporation and bylaws.

Item 16.  Exhibits.

       4.1 - Form of certificate representing shares of Harken common stock, par value $.01 per share (filed as Exhibit 1 to Harken's Registration Statement on Form 8-A, File No. 0-9207, and incorporated by reference herein).
       4.2 - Certificate of Designations, Powers, Preferences and Rights of Series A Cumulative Convertible Preferred Stock, $1.00 par value, of Harken Energy Corporation (filed as Exhibit 4.1 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 1989, File No. 0-9207, and incorporated by reference herein).
       4.3 - Certificate of Designations, Powers, Preferences and Rights of Series B Cumulative Convertible Preferred Stock, $1.00 par value, of Harken Energy Corporation (filed as Exhibit 4.2 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 1989, File No. 0-9207, and incorporated by reference herein).
       4.4 - Certificate of the Designations, Powers, Preferences and Rights of Series C Cumulative Convertible Preferred Stock, $1.00 par value of Harken Energy Corporation (filed as Exhibit 4.3 to Harken's Annual Report on Form 10-K for fiscal year ended December 31, 1989, File No. 0-9207, and incorporated by reference herein).

       4.5 - Certificate of the Designations of Series D Preferred Stock, $1.00 par value of Harken Energy Corporation (filed as Exhibit
                 4.3 to Harken's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995, File No. 0-9207, and incorporated by reference herein).

       4.6 - Rights Agreement, dated as of April 6, 1999, by and between Harken Energy Corporation and ChaseMellon Shareholder Services L.L.C., as Rights Agent (filed as Exhibit 4 to Harken's Current Report on Form 8-K dated April 7, 1999, File No. 0-9207, and incorporated by reference herein).

       4.7 - Certificate of Designations of Series E Junior Participating Preferred Stock (filed as Exhibit B to Exhibit 4 to Harken's Current Report on Form 8-K dated April 7, 1999, File No. 0-9207, and incorporated by reference herein).

       4.8    -  Certificate of Designations, Preferences and Rights of Series
                 F Convertible Preferred Stock (filed as Exhibit 4.8 to Harken's Quarterly Report on Form 10-Q for the period ended June 30, 1998, File No. 0-9207, and incorporated by reference herein).

       4.9 - Certificate of Designations, Preferences and Rights of Series G1 Convertible Preferred Stock (filed as Exhibit 4.9 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, File No. 0-9207, and incorporated by reference herein).

       4.10 - Certificate of Designations of Series G2 Convertible Preferred Stock (filed as Exhibit 4.10 to Harken's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, File No. 0-9207, and incorporated by reference herein).

       4.11*  -  Form of Rights Certificate.

        5.1*  -  Opinion of Haynes and Boone, LLP.

       23.1*  -  Consent of Ernst & Young LLP.

       23.2*  -  Consent of Ryder Scott Company.

       23.3*  -  Consent of Netherland, Sewell & Associates, Inc.

       23.4*  -  Consent of Haynes and Boone, LLP (included in opinion filed as
                 Exhibit 5.1).

       24.1*  -  Powers of Attorney.

       99.1*  -  Form of Instructions as to Use of Rights Certificates.

       99.2*  -  Form of Notice of Guaranteed Delivery for Rights Certificate.

       99.3*  -  Form of Letter to Security Holders Who Are Record Holders.

       99.4*  -  Form of Letter to Securities Dealers, Commercial Banks, Trust
                 Companies and Other Nominees.

       99.5*  -  Form of Letter to Clients of Security Holders Who Are
                 Beneficial Holders.

       99.6*  -  Form of Nominee Holder Certification Form.

       99.7*  -  Substitute Form W-9 for Use with the Rights Offering.

       99.8*  -  Form of Beneficial Owner Election Form.

       99.9*  -  Standby Purchase Agreement, between the registrant and Lyford
                 Investments Enterprises Ltd.

       99.10* - Form of Subscription Agency Agreement between the Company and American Stock Transfer & Trust Company, Inc.

------------------------
*      Filed herewith.

Item 17.  Undertakings.

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                        (iii) To include any material information with respect
                  to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs b(1)(i) and b(2)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 13/th/ day of September, 2002.

                                        HARKEN ENERGY CORPORATION

                                                     *
                                        ________________________________________
                                        Mikel D. Faulkner, Chairman of the Board and Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

            Signature                         Title                             Date
              *                  Chairman of the Board and Chief           September 13, 2002
-----------------------------    Executive Officer (Principal
Mikel D. Faulkner                Executive Officer)

              *                  President, Chief Operating Officer        September 13, 2002
-----------------------------    and Director
Bruce N. Huff

              *                  Vice Chairman and Director                September 13, 2002
-----------------------------
Stephen C. Voss

              *                  Director                                  September 13, 2002
-----------------------------
J. William Petty

              *                  Director                                  September 13, 2002
-----------------------------
Michael M. Ameen, Jr.

              *                  Director                                  September 13, 2002
-----------------------------
Hobart A. Smith

              *                  Director                                  September 13, 2002
-----------------------------
Larry Akers

              *                  Director                                  September 13, 2002
-----------------------------
James H. Frizell

              *                  Director                                  September 13, 2002
-----------------------------
Marvin M. Chronister

   /s/ Anna M. Williams          Executive Vice President -                September 13, 2002
-----------------------------    Finance and Chief Financial Officer
Anna M. Williams                 (Principal Financial Officer)

                                            * Bruce N. Huff, by signing his name
                                            hereto, does hereby sign this
                                            registration statement on behalf of
                                            Harken Energy Corporation and each
                                            of the above-named officers and
                                            directors of such company pursuant
                                            to powers of attorney, executed on
                                            behalf of the Company and each
                                            officer and director.

                                            /s/ Bruce N. Huff
                                            -----------------------------------
                                            Bruce N. Huff, Attorney-in-Fact

                                INDEX TO EXHIBITS

      4.1 -    Form of certificate representing shares of Harken common stock, par value $.01 per share (filed as Exhibit 1 to Harken's Registration
               Statement on Form 8-A, File No. 0-9207, and incorporated by reference herein).
      4.2 -    Certificate of Designations, Powers, Preferences and Rights of
               Series A Cumulative Convertible Preferred Stock, $1.00 par value, of
               Harken Energy Corporation (filed as Exhibit 4.1 to Harken's Annual
               Report on Form 10-K for the fiscal year ended December 31, 1989, File
               No. 0-9207, and incorporated by reference herein).
      4.3 -    Certificate of Designations, Powers, Preferences and Rights of
               Series B Cumulative Convertible Preferred Stock, $1.00 par value, of
               Harken Energy Corporation (filed as Exhibit 4.2 to Harken's Annual
               Report on Form 10-K for the fiscal year ended December 31, 1989, File
               No. 0-9207, and incorporated by reference herein).
      4.4 -    Certificate of the Designations, Powers, Preferences and Rights of
               Series C Cumulative Convertible Preferred Stock, $1.00 par value of
               Harken Energy Corporation (filed as Exhibit 4.3 to Harken's Annual
               Report on Form 10-K for fiscal year ended December 31, 1989, File No.
               0-9207, and incorporated by reference herein).
      4.5 -    Certificate of the Designations of Series D Preferred Stock, $1.00
               par value of Harken Energy Corporation (filed as Exhibit 4.3 to
               Harken's Quarterly Report on Form 10-Q for the fiscal quarter ended
               September 30, 1995, File No. 0-9207, and incorporated by reference herein).
      4.6 -    Rights Agreement, dated as of April 6, 1999, by and between Harken
               Energy Corporation and ChaseMellon Shareholder Services L.L.C., as
               Rights Agent (filed as Exhibit 4 to Harken's Current Report on Form
               8-K dated April 7, 1999, File No. 0-9207, and incorporated by reference herein).
      4.7 -    Certificate of Designations of Series E Junior Participating
               Preferred Stock (filed as Exhibit B to Exhibit 4 to Harken's Current
               Report on Form 8-K dated April 7, 1999, File No. 0-9207, and incorporated by reference herein).
      4.8 -    Certificate of Designations, Preferences and Rights of Series F
               Convertible Preferred Stock (filed as Exhibit 4.8 to Harken's
               Quarterly Report on Form 10-Q for the period ended June 30, 1998, File
               No. 0-9207, and incorporated by reference herein).
      4.9 -    Certificate of Designations, Preferences and Rights of Series G1
               Convertible Preferred Stock (filed as Exhibit 4.9 to Harken's Annual
               Report on Form 10-K for the fiscal year ended December 31, 2000, File
               No. 0-9207, and incorporated by reference herein).
      4.10 -   Certificate of Designations of Series G2 Convertible Preferred Stock
               (filed as Exhibit 4.10 to Harken's Annual Report on Form 10-K for the
               fiscal year ended December 31, 2001, File No. 0-9207, and incorporated by reference herein).
      4.11* -  Form of Rights Certificate.
      5.1* -   Opinion of Haynes and Boone, LLP.
     23.1* -   Consent of Ernst & Young LLP.
     23.2* -   Consent of Ryder Scott Company.
     23.3* -   Consent of Netherland, Sewell & Associates, Inc.
     23.4* -   Consent of Haynes and Boone, LLP (included in opinion filed as Exhibit 5.1).
     24.1* -   Powers of Attorney.
     99.1* -   Form of Instructions as to Use of Rights Certificates.
     99.2* -   Form of Notice of Guaranteed Delivery for Rights Certificate.
     99.3* -   Form of Letter to Security Holders Who Are Record Holders.
     99.4* -   Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and
               Other Nominees.
     99.5* -   Form of Letter to Clients of Security Holders Who Are Beneficial Holders.
     99.6* -   Form of Nominee Holder Certification Form.
     99.7* -   Substitute Form W-9 for Use with the Rights Offering.
     99.8* -   Form of Beneficial Owner Election Form.
     99.9* -   Standby Purchase Agreement, between the registrant and Lyford Investments
               Enterprises Ltd.
     99.10* -  Form of Subscription Agency Agreement between the Company and American Stock
               Transfer & Trust Company, Inc.



_____________________
* Filed herewith.